Registration No. 33-64641

 As filed with the Securities and Exchange Commission on February 7, 1997

                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549


                                      POST-EFFECTIVE
                                    AMENDMENT NO. 2 TO
                                         FORM S-1
                                       ON FORM S-3
                                  REGISTRATION STATEMENT
                                           UNDER
                                THE SECURITIES ACT OF 1933


                   DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.
          (Exact name of registrant as specified in its charter)

          Delaware                                        13-2632319
  (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                     Identification No.)

                               5 Sylvan Way
                       Parsippany, New Jersey 07054
                              (201) 898-1500
           (Address, including zip code, and telephone number,
    including area code, of registrant's principal executive offices)

                              Mark S. Newman
                               5 Sylvan Way
                       Parsippany, New Jersey 07054
                              (201) 898-1500
        (Name, address, including zip code, and telephone number,
                including area code, of agent for service)


                                Copies to:
                           Mark N. Kaplan, Esq.
                          SKADDEN, ARPS, SLATE,
                            MEAGHER & FLOM LLP
                             919 Third Avenue
                         New York, New York 10022
                              (212) 735-3000


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment No. 2 to this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|


   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                       --------------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 2 to this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Post-Effective Amendment No. 2 to this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                   DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.


                    Cross Reference Sheet Pursuant to
                 Rule 501(b) of Regulation S-K, Showing
                  Location in Prospectus of Information
                     Required by Part I of Form S-3


Item
No.                  Caption                            Location in Prospectus

 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus..........  Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages
     of Prospectus...................................  Inside Front Cover
                                                       Page; Outside Back
                                                       Cover Page


3. Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges....................  Prospectus Summary; Risk
                                                       Factors; Business

 4.  Use of Proceeds.................................  Use of Proceeds

 5.  Determination of Offering Price.................  Plan of Distribution

 6.  Dilution........................................  Not Applicable

 7.  Selling Security Holders........................  Selling Security Holders

 8.  Plan of Distribution............................  Outside Front Cover Page;
                                                       Plan of Distribution

 9.  Description of Securities to be Registered......  Description of the Deben-
                                                       tures; Description of
                                                       Capital Stock

10.  Interests of Named Experts and Counsel..........  Legal Matters

11.  Material Changes................................  Not Applicable

12.  Incorporation of Certain Information by
     Reference.......................................  Incorporation of Certain
                                                       Documents by Reference

13.  Disclosure of Commission Position on Indem-
     nification for Securities Act Liabilities.......  Not Applicable



   SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED FEBRUARY 7, 1997


PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

   $25,000,000 9% Senior Subordinated Convertible Debentures Due 2003
                           ------------------

       This Prospectus relates to $25,000,000 aggregate principal amount of 9% Senior Subordinated Convertible Debentures Due 2003 (the "Debentures") of Diagnostic/Retrieval Systems, Inc. (the "Company"), and the shares of Common Stock (as defined herein) of the Company which are issuable from time to time upon conversion of the Debentures. The Debentures or Common Stock issued upon conversion may be offered from time to time for the account of holders of the Debentures named herein (the "Selling Security Holders"). The Debentures were originally issued by the Company on September 29, 1995 in a private placement (including the over-allotment option for $5,000,000 aggregate principal amount of the Debentures which was exercised on November 3, 1995) (the "Debenture Offering"). The Company will not receive any proceeds from this offering. On March 26, 1996, the stockholders of the Company approved the reclassification (the "Reclassification") of each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and each share of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), into one share of the Company's new single class of common stock, par value $.01 per share (the "Common Stock"). The Reclassification became effective on April 1, 1996.


       Interest on the Debentures is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1996. The Debentures are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock of the Company, at a conversion price of $8.85 per share, subject to adjustment under certain circumstances. Prior to this offering there has not been any public market for the Debentures. The Debentures are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market. The Debentures and the shares of Common Stock which are issuable upon conversion of the Debentures are listed on the American Stock Exchange (the "AMEX"). The Company has been advised by Forum Capital Markets L.P. (the "Initial Purchaser") that it intends to make a market in the Debentures. The Initial Purchaser is, however, under no obligation to do so and may discontinue any such market making activity at any time without notice. There can be no assurance that a secondary market in the Debentures will develop or be maintained. The Company's Common Stock is listed on the AMEX under the symbol "DRS." On February 4, 1997, the last reported sale price of the Common Stock on the AMEX was $11 1/4 per share.

       The Debentures are unsecured and subordinate to all Senior Indebtedness (as defined herein) and are effectively subordinated to all obligations of the subsidiaries of the Company. The Indenture (as defined herein) governing the Debentures provides that the Company will not (i) issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt is subordinate in right of payment to the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness or (ii) permit any of its subsidiaries to issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt provides that it will be subordinate in right of payment to distributions and dividends from such subsidiary to the Company in an amount sufficient to satisfy the Company's obligations under the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness. At September 30, 1996, Senior Indebtedness (excluding current installments) was approximately $2.5 million and the indebtedness (excluding liability for income taxes) of the Company's subsidiaries was approximately $19.3 million. The Debentures will mature on October 1, 2003. The Company may not redeem the Debentures prior to October 1, 1998. On or after such date, the Company may redeem the Debentures, in whole or in part, at the redemption prices set forth herein plus accrued but unpaid interest to the date of redemption. Upon a Change of Control (as defined herein), the Company will offer to repurchase the Debentures at 100% of the principal amount thereof plus accrued but unpaid interest to the date of repurchase. In addition, upon a Net Worth Deficiency (as defined herein), the Company will offer to repurchase up to 10% of the aggregate principal amount of Debentures at 100% of the principal amount thereof plus accrued but unpaid interest to the date of repurchase. See "Description of the Debentures."


                           ------------------

       See "Risk Factors" beginning on page 7 of this Prospectus for information that should be considered by prospective investors.

                           ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
    MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------

       The Company has been advised by the Selling Security Holders that the Selling Security Holders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the aggregate principal amount of the Debentures or the number of shares of Common Stock to be sold, the names of the Selling Security Holders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The aggregate proceeds to the Selling Security Holders from the sale of Debentures and Common Stock offered by the Selling Security Holders hereby will be the purchase price of such Debentures or Common Stock less any commissions. For information concerning indemnification arrangements between the Company and the Selling Security Holders, see "Plan of Distribution."

       The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                           ------------------


                The date of this Prospectus is          , 1997




                          AVAILABLE INFORMATION


       The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC") . Such reports and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. Materials can also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, the exchange on which the Debentures and the Company's Common Stock is listed.


       The Company is required, pursuant to the terms of the Indenture under which the Debentures were issued, to deliver to the Trustee and the holders of the Debentures, within 15 days after the Company has filed the same with the SEC, copies of the annual reports and information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

       The Company has filed with the SEC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Debentures and shares of Common Stock offered pursuant to this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to the Company, the Debentures and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of certain documents filed with the Registration Statement are not necessarily complete, each statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the SEC as set forth above.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The documents listed below have been filed by the Company under the Exchange Act with the SEC and are incorporated herein by reference:

       1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

       2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

       3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

       4. The description of the Common Stock of the Company set forth as Item 1 under caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act.

       All documents filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the Registration Statement of which this Prospectus is a part shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

       Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Patricia Williamson, Corporate Communications, Diagnostic/Retrieval Systems, Inc., 5 Sylvan Way, Parsippany, New Jersey 07054, telephone number 201-898-1500.



                              PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" include Diagnostic/Retrieval Systems, Inc. and its consolidated subsidiaries.


                               The Company


       Diagnostic/Retrieval Systems,Inc. ("DRS" or the "Company") designs, manufactures and markets high-technology computer workstations for the United States (the "U.S.") Department of Defense, electro-optical targeting systems for military customers and image and data storage products for both military and commercial customers. In response to a 1992 mandate by the Joint Chiefs of Staff, the Company focuses on "commercial-off-the-shelf" ("COTS") product designs, whereby commercial electronic components are adapted, upgraded and "ruggedized" for application in harsh military environments. The Company believes that the nature of modern warfare has changed, dictating increasing reliance on real-time, accurate battlefield information derived from increasingly sophisticated defense systems and electronics. Additionally, the nature of military procurement programs has changed, requiring suppliers to become more efficient and adaptable to current and future market needs.

       In recent years, the Company has restructured its management team and implemented strategies to exploit the changing nature of military procurement programs brought on by the end of the cold war, military budget constraints and the COTS mandate. The Company's strategies include:

      o designing new products and adapting existing products for use by all branches of the military;

      o transferring technologies developed in the defense sector to commercial and industrial markets; and

      o acquiring businesses that will further strengthen and complement the technology, product and market reach in the electronic systems, data storage systems and electro-optical systems segments of the marketplaces targeted by the Company.

      To effect these strategies, the Company has (i) acquired several businesses with complementary military and commercial products and technologies over the last three years; (ii) forged strategic relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Northrop-Grumman (formerly Westinghouse Electric Corporation), among others;
(iii) emphasized the development of COTS-based products as well as products and systems that are easily adapted to similar weapons platforms for use by all branches of the military; and (iv) implemented cost reduction programs to reduce its fixed-cost base, allow for growth and maintain the flexibility of its operations.

      The implementation of these strategies has resulted in increasing revenues and profits over the last three fiscal years. Although the Company experienced operating losses in fiscal 1990 through 1992, primarily due to cost overruns on a single fixed-price development contract, a shift over the last several years in the nature of military development contracting from fixed-price to cost-type contracts has reduced the Company's exposure in this area. For the fiscal year ended March 31, 1996, the Company had revenues of $101.5 million, net earnings of $4.1 million and fully diluted earnings per share of $.69, representing increases of 45.2%, 57.6% and 38.0%, respectively, compared with the year ended March 31, 1995. For the six months ended September 30, 1996 the Company had revenues of $60.9 million, net earnings of $2.5 million and fully diluted earnings per share of $.38, representing increases of 51.9%, 60.2% and 35.7%, respectively, compared with the same six-month period ended September 30, 1995.





                              The Offering


Debentures Offered..................      $25,000,000 principal amount of
                                          Senior Subordinated Convertible
                                          Debentures Due 2003.

Maturity Date.......................      October 1, 2003

Interest Payment Dates..............      April 1 and October 1

Interest............................      9.0% per annum

Conversion..........................      Convertible into Common Stock at
                                          any time prior to maturity, unless
                                          previously redeemed or repurchased,
                                          at a conversion price of $8.85 per
                                          share, subject to adjustment in
                                          certain circumstances.

Redemption at the Option of
  the Company.......................      Redeemable at the option of the
                                          Company, in whole or in part at any
                                          time on or after October 1, 1998,
                                          upon not less than 30 nor more than
                                          60 days' notice, at the redemption
                                          prices set forth herein plus
                                          accrued but unpaid interest to the
                                          date of redemption.  See
                                          "Description of the Debentures --
                                          Redemption."

Redemption at the Option of
  the Holders........................     Upon a Change of Control (as
                                          defined herein), the Company will
                                          offer to repurchase the Debentures
                                          at 100% of the principal amount
                                          thereof plus accrued but unpaid
                                          interest to the date of
                                          repurchase.  See "Description of
                                          the Debentures -- Change of Con-
                                          trol."

                                          In the event the Company's
                                          Consolidated Net Worth (as defined
                                          herein) at the end of any two
                                          consecutive fiscal quarters is
                                          below $18.0 million (a "Net Worth
                                          Deficiency"), the Company will
                                          offer to repurchase up to 10% of
                                          the aggregate principal amount of
                                          Debentures at 100% of the principal
                                          amount thereof plus accrued but
                                          unpaid interest to the date of
                                          repurchase.  See "Description of
                                          the Debentures -- Maintenance of
                                          Consolidated Net Worth."


Ranking.............................      The Debentures are subordinated to
                                          all Senior Indebtedness (as
                                          defined herein) and will be
                                          effectively subordinated to all
                                          obligations of the subsidiaries of
                                          the Company.  The Indenture (as
                                          defined herein) governing the
                                          Debentures provides that the
                                          Company will not (i) issue or incur
                                          any Debt (other than Senior
                                          Indebtedness or Capitalized Lease
                                          Obligations) unless such Debt
                                          (other than Senior Indebtedness or
                                          Capitalized Lease Obligations) is
                                          subordinate in right of payment to
                                          the Debentures at least to the same
                                          extent that the Debentures are
                                          subordinate to Senior Indebt-
                                          edness or (ii) permit any of its
                                          subsidiaries to issue or incur any
                                          Debt (other than Senior
                                          Indebtedness or Capitalized Lease
                                          Obligations) unless such Debt
                                          (other than Senior Indebtedness or
                                          Capitalized Lease Obligations)
                                          provides that it will be
                                          subordinate in right of payment to
                                          distributions and dividends from
                                          such subsidiary to the Company in
                                          an amount sufficient to satisfy
                                          the Company's obligations under the
                                          Debentures at least to the same
                                          extent that the Debentures are
                                          subordinate to Senior
                                          Indebtedness.  At September 30,
                                          1996, Senior Indebtedness
                                          (excluding current installments)
                                          was approximately $2.5 million and
                                          the indebtedness (excluding
                                          liability for income taxes) of the
                                          Company's subsidiaries was approxi-
                                          mately $19.3 million.  See
                                          "Description of the Debentures --
                                          Ranking."


Registration Rights.................      Pursuant to a registration rights
                                          agreement (the "Registration Rights
                                          Agreement") between the Company
                                          and the Initial Purchaser, the
                                          Company has agreed to file a shelf
                                          registration statement (the "Shelf
                                          Registration Statement") relating
                                          to the Debentures and the shares of
                                          Common Stock which are issuable
                                          from time to time upon conversion
                                          of the Debentures.  The Company has
                                          agreed to use its reasonable best
                                          efforts to maintain the
                                          effectiveness of the Shelf
                                          Registration Statement until the
                                          third anniversary of the issuance
                                          of the Debentures, except that it
                                          will be permitted to suspend the
                                          use of the Shelf Registration
                                          Statement during certain periods
                                          under certain circumstances.
                                          Upon default by the Company with
                                          respect to certain of its
                                          obligations under the Regis-
                                          tration Rights Agreement,
                                          liquidated damages will be payable
                                          on the Debentures and Common Stock
                                          affected by such default.  See
                                          "Description of the Debentures --
                                          Registration Rights; Liquidated
                                          Damages."

Restrictive Covenants...............      The indenture under which the
                                          Debentures were issued (the
                                          "Indenture") limits (i) the
                                          issuance of additional debt by the
                                          Company, (ii) the payment of
                                          dividends on the capital stock of
                                          the Company and investments by the
                                          Company, (iii) certain transactions
                                          with affiliates, (iv) incurrence of
                                          liens, (v) issuance of preferred
                                          stock by the Company or its
                                          subsidiaries, (vi) stock splits,
                                          consolidations and
                                          reclassifications and (vii) sales
                                          of assets and subsidiary stock.
                                          The Indenture also prohibits
                                          certain restrictions on distri-
                                          butions from subsidiaries.
                                          However, all these limitations
                                          and prohibitions are subject to a
                                          number of important
                                          qualifications.  See "Description
                                          of the Debentures -- Certain
                                          Covenants of the Company."

Use of Proceeds.....................      The Company will not receive any
                                          proceeds from the sale of the
                                          Debentures or shares of Common
                                          Stock offered pursuant to this
                                          Prospectus.  The Selling Security
                                          Holders will receive all of the net
                                          proceeds from any sale of the
                                          Debentures or shares of Common
                                          Stock offered hereby.  See "Use of
                                          Proceeds" and "Selling Security
                                          Holders."


                              RISK FACTORS

      In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the Debentures offered hereby.

Amount and Risks of Government Business

      Substantially all the Company's revenues are derived from contracts or subcontracts with domestic and foreign government agencies of which a significant portion is attributed to United States Navy (the "U.S. Navy") procurements. The development and success of the Company's business in the future will depend upon the continued willingness of the U.S. Government to commit substantial resources to such U.S. Navy programs and, in particular, upon continued purchases of the Company's products. See "Business -- Company Organization and Products."

      The Company's business with the U.S. Government is subject to various risks, including termination of contracts at the convenience of the U.S. Government; termination, reduction or modification of contracts or subcontracts in the event of changes in the U.S. Government's requirements or budgetary constraints; shifts in spending priorities; and when the Company is a subcontractor, the failure or inability of the prime contractor to perform its prime contract. Certain contract costs and fees are subject to adjustment as a result of audits by government agencies. In addition, all defense businesses are subject to risks associated with the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns).

      Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government. See "Business -- Contracts."

Reduced Spending in Defense Industry

      Reductions in U.S. Government expenditures for defense products are likely to continue during the 1990's. These reductions may or may not have an effect on the Company's programs; however, in the event expenditures for products of the type manufactured by the Company are reduced and not offset by greater foreign sales or other new programs or products, there will be a reduction in the volume of contracts or subcontracts awarded to the Company. Unless offset, such reductions would adversely affect the Company's earnings.

Limited Term of Contracts

      The Company's contracts with the U.S. Government are for varying fixed terms, and there can be no assurance that a renewal or follow-on contract will be awarded to the Company by the U.S. Government upon the expiration of any such contract. Certain of the Company's U.S. Government contracts account for a substantial portion of the Company's revenues (i.e., the AN/UYQ-65 production contract). The loss of revenue resulting from the failure to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts, in either case without the substitution of revenues from the award of new contracts, would have a material adverse effect upon the Company's results of operations and financial position. In addition, from time to time the Company enters into U.S. Government contracts with a full funded backlog but in which the price per unit may not be determined at the time of award. If the price per unit which is ultimately determined is significantly less than anticipated by the Company, the net revenues of the Company would be adversely affected.

Holding Company Structure; Subordination

      The Debentures are a direct obligation of DRS, which derives a majority of its revenues from the operations of its subsidiaries. The ability of DRS to make interest payments on or redeem the Debentures and to pay dividends, if any, on the Common Stock will be primarily dependent upon the receipt of dividends or other distributions from such subsidiaries. The payment of dividends from the subsidiaries to the Company and the payment of any interest on or the repayment of any principal of any loans or advances made by the Company to any of its subsidiaries may be subject to statutory or contractual restrictions and are contingent upon the earnings of such subsidiaries. Although the Company believes that distributions and dividends from its subsidiaries will be sufficient to pay interest on the Debentures as well as to meet the Company's other obligations, there can be no assurance they will be sufficient.


      The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all indebtedness under the Company's credit agreements. By reason of such subordination, in the event of an insolvency, liquidation or other reorganization of the Company, the Senior Indebtedness must be paid in full before the principal of, premium if any, and interest on the Debentures may be paid. At September 30, 1996, Senior Indebtedness (excluding current installments) was approximately $2.5 million. Because a majority of the Company's operations are conducted through subsidiaries, claims of the creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of the Company, including holders of the Debentures, even though such obligations do not constitute Senior Indebtedness, except to the extent the Company is itself recognized as a creditor of such subsidiary or such other creditors have agreed to subordinate their claims to the payment of the Debentures. The Company's subsidiaries had indebtedness (excluding liability for income taxes) of approximately $19.3 million at September 30, 1996.


      The Debentures are not secured by any of the assets of the Company or its subsidiaries. In addition, certain obligations of the Company are secured by pledges of certain assets of the Company or its subsidiaries.

Substantial Indebtedness

      Following the issuance of the Debentures, the Company continues to have indebtedness that is substantial in relation to its stockholders' equity. The Indenture imposes significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and pay dividends. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise may restrict corporate activities. See "Description of the Debentures." The Indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects to obtain additional indebtedness as so permitted.

      The Company's high degree of leverage could have important consequences to the holders of the Debentures, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes;
(iii) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) could make it more vulnerable in the event of a downturn in general economic conditions or its business. See "Description of the Debentures."

Competition

      The military electronics industry is characterized by rapid technological change. The Company's products are sold in markets containing many competitors which are substantially larger than the Company, devote substantially greater resources to research and development and generally have greater resources. Certain of such competitors are also suppliers to the Company. In the military sector, the Company competes with many first-and second-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. The Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields. The introduction by competitors of new products with greater capabilities could adversely affect the Company's business.

Reliance on Suppliers

      The Company's manufacturing process for its products, excluding electro-optical products, consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

      Although materials and purchased components generally are available from a number of different suppliers, several suppliers are the Company's sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. The Company has not experienced significant production delays attributable to supply shortages, but occasionally experiences procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to the Company's electro-optical products, certain exotic materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

Attracting and Retaining Technical Personnel

      There is a continuing demand for qualified technical personnel, and the Company believes that its future growth and success will depend upon its ability to attract, train and retain such personnel. An inability to maintain a sufficient number of trained personnel could have a material adverse effect on the Company's contract performance or on its ability to capitalize on market opportunities.

Funding of Repurchase Obligations; Absence of Sinking Fund

      There is no sinking fund with respect to the Debentures, and at maturity the entire outstanding principal amount thereof will become due and payable by the Company. Also, upon the occurrence of certain events the Company will be required to offer to repurchase all or a portion of the outstanding Debentures. The source of funds for any such payment at maturity or earlier repurchase will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase. See "Description of the Debentures."

Shares Eligible for Future Sale


      The sale, or availability for sale, of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Debentures and the Common Stock into which the Debentures are convertible and could impair the Company's ability to raise additional capital through the sale of its securities. The Debentures offered hereby are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock, at a conversion price of $8.85 per share, subject to adjustment under certain circumstances. As of February 4, 1997, there was an aggregate of 5,584,093 shares of Common Stock outstanding (excluding 420,893 shares held in treasury). Of such shares, 1,038,403 are "restricted" under the Securities Act and are resalable pursuant to the limitations of Rule 144 under the Securities Act. After giving effect to the application of $5.0 million in net proceeds acquired by the Company pursuant to the Debenture Offering to repurchase approximately $5.0 million in principal amount of the Company's 8-1/2% Convertible Subordinated Debentures due August 1, 1998 (the "1998 Debentures"), the remaining outstanding 1998 Debentures will be convertible into an additional 332,800 shares of Common Stock at $15 per share.


Lack of Public Market; Restrictions on Resale

      At present, the Debentures are owned by a small number of institutional investors, and prior to this offering there has not been any public market for the Debentures. The Debentures and the shares of Common Stock which are issuable upon conversion of the Debentures are listed on the AMEX. The Debentures are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. There can be no assurance regarding the future development of a market for the Debentures or the ability of holders of the Debentures to sell their Debentures or the price at which such holders may be able to sell their Debentures. If such a market were to develop, the Debentures could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the Debentures. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the Debentures may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Debentures or that an active public market for the Debentures will develop.

      The Common Stock of the Company is listed on the AMEX. The market for the Common Stock has historically been characterized by limited trading volume and a limited number of holders. There can be no assurance that a more active trading market for the Common Stock will develop.


                             USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Debentures or shares of Common Stock offered pursuant to this Prospectus. The Selling Security Holders will receive all of the net proceeds from any sale of the Debentures or shares of Common Stock offered hereby.

                                BUSINESS


General


      The Company was incorporated in Delaware in June 1968. The
Company's executive offices are located at 5 Sylvan Way, Parsippany, New Jersey, 07054, and its telephone number is (201) 898-1500.

      The Company is organized into three operating groups: Electronic Systems Group ("ESG," 47.2% of fiscal 1996 revenues), Electro-Optical Systems Group ("EOSG," 21.8% of fiscal 1996 revenues) and Media
Technology Group ("MTG,"31.0% of fiscal 1996 revenues). See "Business -- Company Organization and Products."

      The Company designs, manufactures and markets high-technology computer workstations for the U.S. Department of Defense, electro-optical targeting systems for military customers and image and data storage products for both military and commercial customers. In response to a 1992 mandate by the Joint Chiefs of Staff, the Company focuses on "commercial-off-the-shelf" ("COTS") product designs, whereby commercial electronic components are adapted, upgraded and "ruggedized" for application in harsh military environments. The Company believes that the nature of modern warfare has changed, dictating increasing reliance on real-time, accurate battlefield information derived from increasingly sophisticated defense systems and electronics. Additionally, the nature of military procurement programs has changed, requiring suppliers to become more efficient and adaptable to current and future market needs.


      Using COTS designs, the Company develops and delivers its products with significantly less development time and expense compared to traditional military product cycles, generally resulting in shorter lead times, lower costs and the employment of the latest information and computing technologies. The COTS process entails the purchasing, refitting, upgrading (of both hardware and software) and "ruggedization" (repackaging, remounting and stress testing to withstand harsh military environments) of readily available commercial components. The design and manufacture of COTS-based products is a complex process requiring specific engineering capabilities, extensive knowledge of military platforms to which the equipment will be applied and in-depth understanding of military operating environments and requirements.




Strategy

      In recent years, the Company has restructured its management team and implemented strategies to exploit the changing nature of military procurement programs brought on by the end of the cold war, military budget constraints and the COTS mandate. The Company's strategies include:

      o designing new products and adapting existing products for use by all branches of the military;

      o transferring technologies developed in the defense sector to commercial and industrial markets; and

      o acquiring businesses that will further strengthen and complement the technology, product and market reach in the electronic systems, data storage systems and electro-optical systems segments of the marketplaces targeted by the Company.

      To effect these strategies, the Company has (i) acquired several businesses with complementary military and commercial products and technologies over the last three years; (ii) forged strategic relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Northrop-Grumman (formerly, Westinghouse Electric Corporation), among others;
(iii) emphasized the development of COTS-based products as well as products and systems that are easily adapted to similar weapons platforms for use by all branches of the military; and (iv) implemented cost reduction programs to reduce its fixed-cost base, allow for growth and maintain the flexibility of its operations.

      The implementation of these strategies has resulted in increasing revenues and profits over the last three fiscal years. Although the Company experienced operating losses in fiscal 1990 through 1992, primarily due to cost overruns on a single fixed-price development contract, a shift over the last several years in the nature of military development contracting from fixed-price to cost-type contracts has reduced the Company's exposure in this area. For the fiscal year ended
March 31, 1996, the Company had revenues of $101.5 million, net earnings of $4.1 million and fully diluted earnings per share of $.69, representing increases of 45.2%, 57.6% and 38.0%, respectively, compared with the year ended March 31, 1995. For the six months ended September 30, 1996, the Company had revenues of $60.9 million, net earnings of $2.5 million and fully diluted earnings per share of $.38, representing increases of 51.9%, 60.2% and 35.7%, respectively, compared with the same six-month period ended September 30, 1995.

      Acquisitions. In October 1993 the Company acquired Technology Applications & Service Company ("TAS"), a designer and supplier of advanced command and control software and hardware. TAS' business, which focuses primarily on radar displays, augments the Company's core expertise in sonar signal processing, allowing the Company to offer complete command and control system solutions to its naval customers. In December 1993, the Company purchased its 80% interest in Laurel Technologies ("Laurel"), then primarily an assembler of wire harness products for aerospace customers. The addition of Laurel has provided the Company with the opportunity to consolidate manufacturing operations at ESG and enables the Company to solicit and bid effectively for long-term system development and manufacturing contracts.

      The Company acquired CMC Technology ("CMC") in December 1993 and Ahead Technology Corporation ("Ahead") in November 1994. These acquisitions provide the Company with an established computer and recorder products commercial base, provide advanced manufacturing capabilities in the area of magnetic recorder heads and allow the Company to apply its expertise in high technology recorder products to select commercial markets. In July 1995, the Company acquired substantially all of the assets of Opto Mechanik, Inc., which now constitute OMI Corp. ("OMI"). This acquisition enables EOSG to expand its electro-optical targeting products and manufacturing activities in a lower cost manufacturing facility while adding backlog in complementary product areas.

      In February 1996, the Company acquired substantially all of the assets of Mag-Head Engineering Company, Inc. ("MEC"), a manufacturer of audio and flight recorder heads. This acquisition provides the Company with an established manufacturing capability in the area of magnetic recorder heads and, when coupled with CMC and Ahead, allows the Company to apply its expertise in high-technology recorder head products in select commercial markets.

      In June 1996, the Company acquired substantially all of the assets of Vikron, Inc. ("Vikron") through a subsidiary of the Company. Located in St. Croix Falls, Wisconsin, Vikron is a leading manufacturer of magnetic data and recording heads that write and retrieve data from various magnetic media, such as magnetic cards, tapes and ink. It also produces audio heads for cassette tape duplication, heads for airline ticketing card readers, automated teller machines and security access monitors, broadcast heads for radio stations, digital data tape heads for computer hard disk back-up and other archival applications.
Vikron complements the Company's existing capabilities in the defense and commercial magnetic recording systems market.

      In October 1996, the Company acquired certain assets of Nortronics Company, Inc. ("Nortronics") through a subsidiary of DRS. Located near Minneapolis, Minnesota, Nortronics is a manufacturer of magnetic data recording heads that write and retrieve data from various data storage media, such as cards with magnetic strips and magnetic tapes and ink. Its products include specialty heads for magnetic strip card readers used in airline ticketing, automated teller machines, security access systems, fare and toll collection, credit cards, airplane phones, vending machines and currency validation devices. Nortronics also produces tape heads utilized in cockpit flight data recorders, broadcast audio heads, cassette duplication equipment, medical monitors used in cardiology and in computer hard disk back-up applications. Nortronics is a strategic component in the growth the Company seeks in the specialty magnetic tape head business area.

      Pacific Technologies, Inc. ("PTI") was also acquired in October 1996, through a merger with and into a subsidiary of the Company. Located in San Diego, California, PTI provides software, engineering and systems support to the U.S. Navy for the testing of shipboard combat systems. For over 10 years, PTI has developed a wide range of simulation software for the acceptance and validation testing of planned upgrades for combat systems on board the Navy's surface ships.

      In furtherance of its strategic plan, in February 1996, the Company acquired a 90% interest in DRS Medical Systems, a partnership formed to develop, manufacture and market medical ultrasound and sonographic imaging equipment. The DRS Medical Systems partnership provides a means for the Company to apply its expertise in sonar and image processing technology to related commercial applications.

      Strategic Relationships. The Company has established relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Northrop-Grumman (formerly, Westinghouse Electric Corporation), among others. The Company acts as a subcontractor to these major contractors and may also engage in other development work with such contractors. This enables the Company to diversify its program base and increase its opportunities to participate in larger military procurement programs.

      Adaptable Product Designs. The Company's recent focus has been on the design and development of products that can be used by all branches of the military. This enables the Company to increase revenues, reduce product costs and decrease reliance on U.S. Navy procurement programs. The Company's display systems, originally designed under a U.S. Navy development contract, are open architecture information processing workstations that can be applied for use in other branches of the military. Similarly, the Company's boresight products, originally designed for use with the U.S. Army's Apache attack helicopter, were specifically designed to be adaptable to other air, sea or land-based weapons platforms. The boresight system has been successfully applied to the U.S. Marine Corps' Cobra helicopter and to the U.S. Air Force's AC-130 Spectre gunship platforms; recently, proposals have been submitted for its use on F-15 fixed-wing platforms.

      Cost Reduction Programs. The Company continues to focus on streamlining its operations and, during fiscal 1996, the Company consolidated several of its manufacturing facilities.


Commercial-off-the-shelf  (COTS) Product Designs


      The concept of designing and manufacturing military products and systems through the integration and adaptation of existing commercial and military products was developed in response to both decreasing military budgets and the increasing pace of technology. The use of COTS designs entails the purchasing, refitting, upgrading and "ruggedization" (repackaging, remounting and stress testing to withstand harsh military environments) of available commercial components. The Company strives to apply COTS designs to most of its new products. Management believes that the adaptation of available commercial components to existing as well as to new military systems and applications offers two primary advantages over traditional military systems development and procurement cycles:
(i) it has the potential to save significant amounts of time and expenditures in the area of research and development and (ii) as commercial product development and production cycles become shorter than their military equivalents, the adaptation of commercial technology to battlefield systems has the potential to shorten military product cycles. As a result of some of these advantages, the use of COTS computer hardware and software that can be integrated in common (open architecture) applications and systems was mandated by the Joint Chiefs of Staff in 1992.

Market Overview

      The Company believes that the market for military electronics and related equipment will be influenced by two primary factors:


      First, the nature of modern warfare dictates increasing reliance on timely and accurate battlefield information to ensure that increasingly costly assets are efficiently deployed and to minimize destruction of non-military targets. In general, military engagements have evolved from large-scale undertakings, where numerical superiority was the key to dominance, to "surgical strikes" where the ability to observe and strike accurately and at will from afar has become a major means of both deterrence and loss minimization. Advanced technology has been a major factor enabling the increasing precision strike capability of the U.S. military and has increased the "per shot" cost of arms. These factors combine to produce a military, economic and political environment requiring increased weapons efficiency and accuracy. In addition, real time data is needed for in-theatre evaluation, damage assessment and training, as well as to reduce and minimize incidents of U.S. casualties due to friendly fire.

      Second, it is often more cost-effective to refit and upgrade existing weapons platforms than to replace them. With the development and unit costs of new platforms increasing rapidly amid a political and economic environment demanding decreasing overall military expenditures, Congress and the military have delayed or canceled the implementation of many proposed weapons systems, opting instead to improve the performance, and extend the life, of existing weapons through improved battlefield intelligence and equipment enhancements. This increasing focus on cost efficiencies has manifested itself in the military's COTS program.

Industry Consolidation

      As the size of the overall defense industry has decreased in recent years, there has been an increase in the number of consolidations and mergers of defense suppliers and this trend is expected to continue. As the industry consolidates, the large (first-tier) defense contractors are narrowing their supplier base and awarding increasing portions of projects to strategic second-and third-tier suppliers, and in the process becoming oriented more toward system integration and assembly.

      As an example of the changing nature of supplier relationships, Photronics Corp. has been awarded increasing content in the infrared detector assemblies of several missile systems by its prime contractors. In 1988, Photronics Corp. supplied only the primary mirror for these systems. Photronics Corp. now supplies the primary, secondary, tertiary and fold mirrors, as well as the housing and nose domes for the missiles, and is working directly with these prime contractors on the electro-optical assemblies for the next generation missiles.

Company Organization and Products


      The Company is organized into three operating groups: Electronic Systems Group ("ESG," 47.2% of fiscal 1996 revenues), Electro-Optical Systems Group ("EOSG," 21.8% of fiscal 1996 revenues) and Media
Technology Group ("MTG," 31.0% of fiscal 1996 revenues).


      Electronic Systems Group ("ESG")


      ESG consists of DRS Military Systems ("Military Systems"), located in Oakland, New Jersey, TAS, located in Gaithersburg, Maryland, Laurel, located in Johnstown, Pennsylvania, DRS Medical Systems, located in Mahwah, New Jersey, and PTI, located in San Diego, California. Also, under the direction of TAS is Technical Services Division ("TSD"), located in Norfolk, Virginia and San Diego, California.


      Military Systems designs, manufactures and markets signal processors and display workstations which are installed on naval ships for antisubmarine warfare (ASW) purposes and in land-based surveillance systems used for underwater surveillance of harbors and coastal locations. These workstations receive signals from a variety of sonar-type sensors, processing the information and arranging it in a display format enabling operators to quickly interpret the data and inform command personnel of potential threats. Major product lines and contracts include:

      o AN/UYQ-65: The AN/UYQ-65 is the first COTS-based tactical workstation to be qualified by the U.S. Navy and was designed to comply with the stringent requirements of the Aegis (DDG-51) shipbuilding program. Replacing the sensor displays in the SQQ-89 ASW Combat Suite, it employs dual processors enabling simultaneous I/O and graphics processing. This new approach allows for required high bandwidth processing while maintaining response times for operator/machine interfaces. The system architecture can be adapted to meet various interface, cooling, memory, storage and processing requirements. See "Risk Factors -- Limited Term of Contracts."

      o     AN/SQR-17A(V)3: These Mobile In-Shore Undersea Warfare
            (MIUW) systems are deployed in land-based vans, utilizing sonobuoys and anchored passive detectors for harbor defense, coastal defense and amphibious operations surveillance, as well as to enhance drug interdiction efforts. This system is currently being procured for utilization in 22 field installations. Military Systems is under contract to provide various upgrades to these field installations.

      o AN/SQQ-TIA: These are portable training systems used onboard MIUW vans to simulate actual sonar signal processing sets currently used by the U.S. Navy and are employed primarily for Navy Reserve training.


      o Airborne Separation Video Systems ("ASVS"): In fiscal 1996, Military Systems was selected as the prime contractor on the tri-service (Army, Navy and Air Force) program to develop ASVS for the test and evaluation of weapons separation events on board various fixed-and rotary-wing military aircraft. The systems include an electronically-shuttered, fast-frame, high-resolution, digital imaging camera and a high-density, digital data storage device. Military Systems is also incorporating a color readiness capability and is miniaturizing the system's high-speed, electronic camera to assure compatibility with air platforms, such as the Air Force's F-16.


      TAS produces tactical (e.g., combat/attack) information systems and training systems. Major product lines and contracts include:


      o AN/UYQ-70: The AN/UYQ-70 is an advanced, open architecture display system designed for widespread application through software modification, and is to be deployed on Aegis and other surface ships, submarines and airborne platforms. This system was developed for the U.S. Navy under subcontract with the Government Systems Group of Loral (Unisys) Corporation (currently, Lockheed-Martin Tactical Defense Systems). The AN/UYQ-70 is a self-contained, microproces-sor-based unit complete with mainframe interface software offering advanced computing and graphic capabilities. These units replace previous generation units that are dependent upon a shipboard mainframe computer at approximately 25% of the cost of the older units. This project is currently in the production phase. Based upon the size of the naval surface fleet and the average number of workstations to be deployed on each ship, the Company believes that the potential market for this workstation product may be in excess of 5,000 units over the next decade.

      o Military Display Emulators: These are workstations that are functionally identical to existing U.S. Navy shipboard display consoles built to military specifications, but are manufactured using low cost COTS components suitable for land-based laboratory environments. These Military Display Emulators are used in U.S. Navy development, test and training sites as plug compatible replacements for the more expensive shipboard qualified units. The Company is currently delivering these Military Display Emulators for use in the Aegis and other U.S. Navy programs.

      Laurel, which is 80% owned by DRS through a partnership with Laurel Technologies, Inc., and was purchased in December 1993, functions as a cost efficient manufacturing facility and focuses on two areas. First, Laurel provides manufacturing and product integration services for Military Systems, TAS and Photronics Corp., a New York corporation and wholly owned subsidiary of DRS ("Photronics Corp."). ESG's workstation and simulator systems, among other products, are manufactured in this facility. In addition, in fiscal 1996, Laurel was awarded a subcontract to manufacture AN/UYQ-70 workstations for Lockheed-Martin Tactical Defense Systems. Second, Laurel manufactures complex cable and wire harness assemblies for large industrial customers that are involved in the military and commercial aerospace industry. These products are then installed by the customers in a wide variety of rotary blade and fixed-wing aerial platforms.

      DRS Medical Systems is 90% owned by the Company through a partnership with Universal Sonics Corporation and was formed to develop, manufacture and market high-quality, low-cost medical ultrasound equipment. DRS Medical Systems currently manufactures ultrasound and sonographic systems principally for original equipment manufacturers.


      TSD performs field service and depot level repairs for ESG products, as well as other manufacturers' systems. Principal locations are in close proximity to U.S. Naval yards in Norfolk, Virginia and San Diego, California. Services including equipment and field change installation, configuration audit, repair, testing and maintenance, are performed for the U.S. Navy and, to a lesser extent, commercial customers. TSD has also performed work for foreign navies including those of Australia, the Republic of China, Egypt, Turkey and Greece.


      PTI provides software, engineering and systems support to the U.S. Navy for the testing of shipboard combat systems. PTI has also developed a wide range of simulation software used in acceptance and validation testing of planned upgrades for combat systems on board the Navy's surface ships.


      Media Technology Group ("MTG")

      MTG consists of Precision Echo, Inc. ("PE") located in Santa Clara, California, Ahead and CMC located in San Jose, California, MEC, located in Golden Valley, Minnesota, Vikron, located in St. Croix Falls, Wisconsin, and Nortronics, located in Dassel, Minnesota. PE manufactures a variety of digital and analog recording systems utilized for military applications including reconnaissance, ASW and other information warfare data storage requirements, and is a predominant U.S. manufacturer of 8 millimeter military recorders supplied to the U.S. armed forces. PE's products include:


      o AN/USH-42: This system was originally developed for deployment in the U.S. Navy's A-6E attack aircraft. PE is currently under contract to modify the USH-42 for use on the Navy's S-3B ASW aircraft to record radar, infrared, bus, navigation and voice data. These recorders provide a high-resolution video record of mission data, operators' displays and external imagery.

      o WRR-818: This ruggedized video recorder has been selected for use in U.S. F/A-18 aircraft and several foreign military aircraft. It has also been selected by the U.S. Army for use in its Kiowa warrior reconnaissance helicopters. A similar recorder, the WRR-812, has been adapted for use in the Canadian Army's light armored reconnaissance vehicles.

      o AN/AQH-9 and AN/AQH-12: These products are high quality helicopter mission recording systems utilized to record sonar and mine hunting information and other intelligence data.

      Ahead manufactures burnish, glide and test heads used in the production of computer disk drives. These consumable products are used by many U.S. disk drive manufacturers to hone the surface and ensure the quality of magnetic disks used in computer hard drives. Customers include most major computer disk drive manufacturers.

      CMC manufactures and refurbishes commercial video recording products for broadcasters operating worldwide. CMC can refurbish pre-1993 head assemblies located on these machines at a significant cost savings compared to replacement. CMC is developing, in conjunction with Ahead, the ability to refurbish post-1993 recorders used by its customer base. Ahead also has the capability to manufacture recording heads for CMC. In order to foster operational synergies and to allow space for growth, Ahead and CMC moved into a new joint facility in fiscal 1996.

      MEC designs, manufactures and refurbishes magnetic broadcast audio heads, magnetic flight recorder heads and magnetic strip card readers for the U.S. Government, defense and commercial markets.

      Vikron manufacturers magnetic data and recording heads that write and retrieve data from various magnetic media, such as magnetic cards, tapes and ink. It also produces audio heads for cassette duplication, heads for airline ticketing card readers, automated teller machines and security access monitors, broadcast heads for radio stations, digital tape heads for computer hard disk back-up and other archival applications. Products are sold in the defense and commercial magnetic recording systems market.

      Nortronics is a manufacturer of magnetic data recording heads that write and retrieve data from various data storage media, such as cards with magnetic strips and magnetic tapes and ink. Its products include specialty heads for magnetic strip card readers used in airline ticketing, automated teller machines, security access systems, fare and toll collection, credit cards, airplane phones, vending machines and currency validation devices. Nortronics also produces tape heads utilized in cockpit flight data recorders, broadcast audio heads, cassette tape duplication equipment, medical monitors used in cardiology and in computer hard disk back-up applications.


      Electro-Optical Systems Group ("EOSG")


      EOSG consists of Photronics Corp. located in Hauppauge, New York and OMI located in Palm Bay, Florida.

      Photronics Corp. produces boresighting equipment used to align and harmonize the navigation, targeting and weapons systems on rotary-and fixed-wing aircraft and armored vehicles. Multiple Platform Boresighting Equipment ("MPBE") is Photronics Corp.'s main product line. These products can be used on both rotary-and fixed-wing aircraft, as well as on armored vehicles. MPBE currently is used on the Army's Apache helicopters and Apache Longbow helicopters, the Marine Corps' Cobra helicopters and on the Air Force's AC-130 Spectre gunship, the Company's first award for this equipment involving fixed-wing aircraft. Proposals have been submitted to employ the system on the F-15 fighter. This technology is proprietary to the Company.

      Until the latter part of fiscal 1996, Photronics Corp. also produced electro-optical components used in Sidewinder, Stinger and new generation air-to-air and surface-to-air missiles in its Hauppauge facility. In order to reduce its production costs, Photronics Corp. consolidated its missile component manufacturing operations to OMI's new facility in Palm Bay, Florida. In addition, the move created space for the expansion of Photronics Corp.'s MPBE programs in Hauppauge.

      OMI designs and manufactures electro-optical targeting and sighting systems and missile components. Major product programs at OMI include:

      o Night Vision Binoculars: OMI is currently under contract to develop and manufacture 1,182 units for the Israeli military. The Night Vision Binocular is a hand-held viewing binocular that incorporates an image intensifier tube, laser rangefinder and digital compass in a compact lightweight system suited for infantry units, special forces and night operations involving forward observers and reconnaissance patrols. The Night Vision Binocular displays range and asimuth data in soldier's eyepieces, allowing identification of targets and providing essential fire support data for nighttime engagement. These units have a range of 20 to 2,000 meters.


      o Gunners Auxiliary Sight: This is an electro-optical device used as a primary or backup sight on M1 Abrams battle tanks and contains a very sophisticated electro-optical train and a laser protective filter. OMI has produced over 2,000 of these instruments and continues to operate as a repair and retrofit facility for the M1A2 upgrade program, which will continue through 1997, with options through 1999.


      o TOW Optical Sight: OMI is currently the only U.S. qualified producer of this device. This complex electro-optical system is the main component of the U.S.'s premier antitank weapon system.

      o TOW Traversing Unit: This unit provides target tracking accuracy for the TOW antitank weapon, acting as the mount for the TOW Optical Sight and the missile launch tube. OMI is currently the only qualified manufacturer of this tightly toleranced assembly, and is currently working on modification and retrofit programs. OMI has also been contracted to modify a version for use by an overseas customer.

      o Improved TOW Acquisition System: Working with the primary contractor for the TOW sighting system, this antitank system was developed for the U.S. Army's HMVE vehicle.


      o Day/Night Tank Sighting System: This system was developed in concert with a major primary contractor. OMI is a major subcontractor, currently supplying three of the major assemblies.

      o Eyesafe Laser Rangefinder: OMI competed against the U.S. Army's historical primary laser supplier for this contract and was awarded an initial contract for preproduction units.


      o Missile Components: The components originally consisted of primary mirrors used in the nose mounted infrared seeker of Sidewinder and Stinger missiles. Development efforts have resulted in the ability to provide increased content to include the secondary, tertiary and fold mirrors, housing and nose dome. The Company is currently under contract to produce infrared components and subassemblies on many of the next-generation infrared missile systems.


Customers


      A significant portion of the Company's products are sold to agencies of the U.S. Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. Approximately 78%, 84% and 94% of total consolidated revenues for fiscal 1996, 1995 and 1994, respectively, were derived directly or indirectly from defense contracts for end use by the U.S. Government and its agencies. See "Export Sales" below for information concerning sales to foreign governments.


Backlog

      The following table sets forth the Company's backlog by major product group (including enhancements, modifications and related logistics support) at the dates indicated:




                            March 31,        March 31,       March 31,
                               1996            1995            1994
                          ------------    -------------    ------------

Government Products:

    U.S. Government.....    $120,000,000     $115,200,000   $123,700,000

    Foreign Government..      21,200,000        8,600,000      5,800,000
                          --------------    -------------  -------------

                             141,200,000      123,800,000    129,500,000

Commercial Products.....       4,400,000        2,200,000      5,100,000
                             -----------     ------------   ------------
                            $145,600,000     $126,000,000   $134,600,000
                            ============     ============   ============







      Approximately 60% of the backlog at March 31, 1996 is expected to result in revenues during the fiscal year ending March 31, 1997.

      At March 31, 1996, the Company's backlog of orders was approximately $145.6 million compared to $126.0 million at March 31, 1995. The increase in backlog for the fiscal year was due to the net effect of bookings, partially offset by revenues, and the addition of approximately $17 million of backlog from the OMI asset acquisition. New contract awards of approximately $104.3 million were booked during the fiscal year ended March 31, 1996.


      "Backlog" refers to the aggregate revenues remaining to be earned at the specified date under contracts held by the Company, including, for U.S. Government contracts, the extent of the funded amounts thereunder which have been appropriated by Congress and allotted to the contract by the procuring Government agency. Fluctuations in backlog amounts relate principally to the timing and amount of Government contract awards.

Research and Development


      The military electronics industry is subject to rapid technological changes and the Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields. Thus, the Company's technological expertise has been an important factor in its growth. A portion of its research and development activities has taken place in connection with customer-sponsored research and development contracts. All such customer-sponsored activities are the result of contracts directly or indirectly with the U.S. Government. The Company also invests in Company-sponsored research and development. Such expenditures were $600,000, $800,000 and $500,000 for fiscal 1996, 1995 and 1994, respectively. Revenues recorded by the Company for customer-sponsored research and development were $12,100,000, $18,800,000 and $27,500,000 for fiscal 1996, 1995 and 1994, respectively.


Contracts

      The Company's contracts are normally for production, service or development. Production and service contracts are typically of the fixed-price variety with development contracts currently of the cost-type variety. Because of their inherent uncertainties and consequent cost overruns, development contracts historically have been less profitable than production contracts.

      Fixed-price contracts may provide for a firm-fixed price or they may be fixed-price-incentive contracts. Under the firm-fixed-price contracts, the Company agrees to perform for an agreed-upon price and, accordingly, derives benefits from cost savings, but bears the entire risk of cost overruns. Under the fixed-price-incentive contracts, if actual costs incurred in the performance of the contracts are less than estimated costs for the contracts, the savings are apportioned between the customer and the Company. However, if actual costs under such a contract exceed estimated costs, excess costs are apportioned between the customer and the Company up to a ceiling. The Company bears all costs that exceed the ceiling.

      Cost-type contracts typically provide for reimbursement of allowable costs incurred plus a fee (profit). Unlike fixed-price contracts in which the Company is committed to deliver without regard to performance cost, cost-type contracts normally obligate the Company to use its best efforts to accomplish the scope of work within a specified time and a stated contract dollar limitation. In addition, U.S. Government procurement regulations mandate lower profits for cost-type contracts because of the Company's reduced risk. Under cost-plus-incentive-fee contracts, the incentive may be based on cost or performance. When the incentive is based on cost, the contract specifies that the Company is reimbursed for allowable incurred costs plus a fee adjusted by a formula based on the ratio of total allowable costs to target cost. Target cost, target fee, minimum and maximum fee and adjustment formula are agreed upon when the contract is negotiated. In the case of performance-based incentives, the Company is reimbursed for allowable incurred costs plus an incentive, contingent upon meeting or surpassing stated performance targets. The contract provides for increases in the fee to the extent that such targets are surpassed and for decreases to the extent that such targets are not met. In some instances, incentive contracts also may include a combination of both cost and performance incentives. Under cost-plus-fixed-fee contracts, the Company is reimbursed for costs and receives a fixed fee, which is negotiated and specified in the contract. Such fees have statutory limits.


      The percentages of revenues during fiscal 1996, 1995 and 1994 attributable to the Company's contracts by contract type were as follows:

                                    Year Ended March 31,

                              1996        1995        1994
                              ----        ----        ----

Firm-fixed-price.....         87%         74%         65%

Fixed-price-incentive.          -           -          1%

Cost-plus-incentive-fee.        -          6%         17%

Cost-plus-fixed-fee..         13%         20%         17%

      The increased percentage and continued predominance of fixed-price contracts reflects the fact that production contracts comprise a significant portion of the Company's U.S. Government contract portfolio.

      The Company negotiates for and, generally, receives progress payments from its customers of between 80-100% of allowable costs incurred on the previously described contracts. Included in its reported revenues are certain amounts which the Company has not billed to customers. These amounts, approximately $8.7 million, $7.9 million and $5.9 million as of March 31, 1996, 1995 and 1994, respectively, consist of costs and related profits, if any, in excess of progress payments for contracts on which sales are recognized on a percentage-of-completion basis.

      Under generally accepted accounting principles, all U.S. Government contract costs, including applicable general and administrative expenses, are charged to work-in-progress inventory and are written off to costs and expenses as revenues are recognized. The Federal Acquisition Regulations ("FAR"), incorporated by reference in U.S. Government contracts, provide that Company-sponsored research and development costs are allowable general and administrative expenses. To the extent that general and administrative expenses are included in inventory, research and development costs also are included. Unallowable costs, pursuant to the FAR, have been excluded from costs accumulated on U.S. Government contracts. Work-in-process inventory included general and administrative costs (which include Company-sponsored research and development costs) of $9.9 million and $6.6 million at March 31, 1996 and 1995, respectively.


      All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls, and standard provisions for termination at the convenience of the customer. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government.

Marketing

      The Company's marketing activities are conducted by its staff of marketing personnel and engineers. The Company's domestic marketing approach begins with the development of information concerning the present and future requirements of its current and potential customers for defense electronics, as well as those in the security and commercial communities serviced by the Company's products. Such information is gathered in the course of contract performance, research into the enhancement of existing systems and inquiries into advances being made in hardware and software development, and is then evaluated and exchanged among marketing, research and engineering groups within the Company to devise proposals responsive to the needs of customers. The Company markets its products abroad through independent marketing representatives.

Competition

      The military electronics defense industry is characterized by rapid technological change. The Company's products are sold in markets containing a number of competitors which are substantially larger than the Company, devote substantially greater resources to research and development and generally have greater financial resources. Certain of such competitors are also suppliers to the Company. The extent of competition for any single project generally varies according to the complexity of the product and the dollar volume of the anticipated award. The Company believes that it competes on the basis of the performance of its products, its reputation for prompt and responsive contract performance, and its accumulated technical knowledge and expertise. The Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields.


      In the military sector, the Company competes with many first-and second-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. As the size of the overall defense industry has decreased in recent years, there has been an increase in the number of consolidations and mergers of defense suppliers, and this trend is expected to continue. As the industry consolidates, the large (first-tier) defense contractors are narrowing their supplier base and awarding increasing portions of projects to strategic second-and third-tier suppliers, and in the process are becoming oriented more toward system integration and assembly.


Patents


      The Company has patents on many of its recording products and certain commercial products. The Company does not believe patent protection to be significant to its current operations; however, future programs may generate the need for patent protection. Similarly, the Company and its subsidiaries have certain registered trademarks, none of which are considered significant to current operations.


Manufacturing and Suppliers

      The Company's manufacturing process for its products, excluding optical products, consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, sheet metal fabricated into cabinets, resistors, capacitors, semiconductors and insulated wire and cables. In addition, many of the Company's products use machined castings and housings, motors and recording and reproducing heads. Many of the purchased components have been fabricated to Company designs and specifications. The manufacturing process for the Company's optics products includes the grinding, polishing and coating of various optical materials and machining of metal components.

      Although materials and purchased components generally are available from a number of different suppliers, several suppliers are the Company's sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. The Company has not experienced significant production delays attributable to supply shortages, but occasionally experiences procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to the Company's optical products, certain exotic materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

Export Sales

      The Company currently sells several of its products and services in the international marketplace to countries such as Canada, Germany, Australia and the Republic of China. Foreign sales are derived under export licenses granted on a case-by-case basis by the United States Department of State. The Company's foreign contracts are generally payable in United States' dollars.

Employees


      As of December 31, 1996, the Company employed 1,153 employees. None of the Company's employees are represented by labor unions, and the Company has experienced no work stoppages.


      There is a continuing demand for qualified technical personnel, and the Company believes that its future growth and success will depend upon its ability to attract, train and retain such personnel.

Properties


      The Company leases approximately 6,000 square feet of office space for its corporate headquarters in an office building at 5 Sylvan Way, Parsippany, New Jersey under a lease that expires in fiscal 2001. The Company leases approximately 25,000 square feet of space for administrative and engineering facilities at 138 Bauer Drive, Oakland, New Jersey. The Company leases the Oakland building from LDR Realty Co., a partnership wholly-owned by Leonard Newman and David E. Gross, co-founders and former executive officers of the Company, under a lease which expires in fiscal 1999. The Company believes that this lease was consummated on terms no less favorable than those that could have been obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.

      Precision Echo's engineering and principal operations are located in a 55,000 square foot building at 3105 Patrick Henry Drive, Santa Clara, California, under a lease which expires in fiscal 2001. The operations of CMC and Ahead have recently been consolidated and relocated to a new facility in San Jose, California, comprising 32,000 square feet pursuant to a five year lease expiring in fiscal 2001. MEC operates from a 7,000 square foot leased facility in Golden Valley, Minnesota. This lease expires in January 1997.

      Vikron's principal offices and manufacturing facilities are located in a 18,500 square foot leased facility in St. Croix Falls, Wisconsin. Nortronics operates principally from a 20,000 square foot leased facility in Dassel, Minnesota. Vikron's and Nortronics' leases expire in fiscal 2000 and 2002, respectively.

      Photronics Corp.'s principal facilities are located in a 45,000 square foot building at 270 Motor Parkway, Hauppauge, New York. The building, which is owned by the Company, was built in 1983. OMI leases approximately 54,000 square feet in a building at 2330 Commerce Park Drive, Palm Bay, Florida, for its operations and administration offices. These leases expire in fiscal 2006.

      TAS leases 40,000 square feet in a building at 200 Professional Drive, Gaithersburg, Maryland that houses its executive offices and principal engineering and manufacturing facilities under a lease which expires in fiscal 2000. TAS's Technical Services Division, together with PTI, conducts field service operations from locations in Virginia Beach, Virginia and San Diego, California. These leased facilities, comprising 15,000 square feet and 5000 square feet, respectively, are covered by leases, which, with respect to the Virginia location, expires in fiscal 1997, and for the California location, expires in fiscal 2001.

      Laurel's primary manufacturing facilities and administrative offices are located in a 38,000 square-foot building at 423 Walters Avenue in Johnstown, Pennsylvania. The lease for this facility expires in fiscal 1999. DRS Medical Systems operates from an 8,400 square foot facility in Mahwah, New Jersey, under a month-to-month lease expiring in April 1997. The Company also leases approximately 2,000 square feet of office space in Arlington, Virginia under a lease which expires in fiscal 1998.




Environmental Protection

      The Company believes that its manufacturing operations and properties are in material compliance with existing federal, state and local provisions enacted or adopted to regulate the discharge of materials into the environment, or otherwise protect the environment. Such compliance has been achieved without material effect on the Company's earnings or competitive position.

Legal Proceedings

      The Company is a party to various legal actions and claims arising in the ordinary course of its business. In the Company's opinion, the Company has adequate legal defenses for each of the actions and claims and believes that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.


                      DESCRIPTION OF THE DEBENTURES


      The Debentures were issued under an indenture (the "Indenture") dated as of September 22, 1995, and as supplemented as of April 1, 1996, between the Company and The Trust Company of New Jersey, as trustee (the "Trustee"), a copy of which is available upon request from the Company. The statements under this caption address the material terms of the Debentures but are summaries and do not purport to be complete. The summaries make use of terms defined in the Indenture and are qualified in their entirety by reference to the Indenture, including the definitions therein of certain terms. Whenever reference is made to defined terms of the Indenture and not otherwise defined herein, such defined terms are incorporated herein by reference.

General


      The Debentures are general unsecured senior subordinated obligations of the Company, are limited to $25,000,000 aggregate principal amount and will mature on October 1, 2003. As of February 4, 1997, $25 million aggregate principal amount of the Debentures were outstanding. The Debentures bear interest at the rate per annum shown on the cover page hereof from the date of original issue, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, and accrued but unpaid interest will be payable semi-annually on April 1 and October 1 of each year commencing April 1, 1996 (each, an "Interest Payment Date"). Interest will be paid to Debentureholders of record ("Holders") at the close of business on the March 15 or September 15, respectively, immediately preceding the relevant Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months.


      Principal of and premium, if any, and interest on the Debentures will be payable, the transfer of the Debentures will be registrable and the Debentures will be exchangeable at the office or agency of the Company maintained for that purpose in Jersey City, New Jersey (which initially will be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holder entitled thereto as it appears in the Debenture Register on the related record date.

      The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest became due and payable may be repaid to the Company. Thereafter the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.


      The Trustee has been appointed to act as paying agent and registrar of the Debentures. The Company may change any paying agent and registrar without notice.


Conversion Rights

      Holders are entitled, at any time and from time to time prior to maturity (subject to earlier redemption or repurchase, as described below), to convert their Debentures (or any portion thereof that is an integral multiple of $1,000), at 100% of the principal amount thereof, into Common Stock of the Company at the conversion price set forth on the cover page hereof, subject to adjustment under certain circumstances as described below. After a call for redemption of Debentures, through optional redemption or otherwise, the Debentures or portion thereof called for redemption will be convertible if duly surrendered on or before, but not after, the business day preceding the date fixed for redemption in respect thereof.

      The conversion price is subject to adjustment upon certain events, including: (i) the issuance of Common Stock (including a distribution of Common Stock held in the Company's treasury) as a dividend or distribution on any class of Capital Stock of the Company or any Subsidiary which is not wholly owned by the Company; (ii) a subdivision, combination or reclassification of outstanding shares of Common Stock;
(iii) the issuance or distribution of Capital Stock of the Company or of rights or warrants to acquire Capital Stock of the Company at less than the Current Market Price (as defined below) on the date of issuance or distribution (provided that the issuance of Capital Stock upon the exercise of warrants or options will not cause an adjustment in the conversion price if no such adjustment would have been required at the time such warrant or option was issued); and (iv) the distribution to the holders of any class of Capital Stock of the Company generally and to holders of Capital Stock of any Subsidiary which is not wholly owned by the Company of evidences of indebtedness or assets (including cash and securities, but excluding dividends or distributions payable in shares of Common Stock and warrants and options for which adjustment is made as described above and further excluding cash dividends paid out of cumulative retained earnings of the Company arising after the date of the Indenture).

      Notwithstanding the foregoing, (a) if the rights or warrants described in clause (iii) of the preceding paragraph are exercisable only upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur and (b) if rights or warrants expire unexercised, the conversion price shall be readjusted to take into account only the actual number of such rights or warrants which were exercised. In addition, the provisions of the preceding paragraph will not apply to the issuance of Common Stock upon the exercise of the Company's outstanding stock options under the 1981 Incentive Stock Option Plan, 1981 Non-Qualified Stock Option Plan and 1991 Stock Option Plan, unless the exercise price thereof is changed after the date of the Indenture (other than solely by operation of the anti-dilution provisions thereof), or the issuance of Common Stock upon the conversion of currently outstanding 1998 Debentures, unless the conversion price thereof is changed after the date of the Indenture (other than solely by operation of the anti-dilution provisions thereof).

      No adjustment will be made to the conversion price until cumulative adjustments to the conversion price amount to at least 1% of the conversion price, as last adjusted. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or the payment of dividends on the Common Stock.

      Fractional shares of Common Stock will not be issued upon conversion. A person otherwise entitled to a fractional share of Common Stock upon conversion shall receive cash equal to the equivalent fraction of the Current Market Price of a share of Common Stock on the business day prior to conversion. The Company from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction to each Holder, if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company is entitled to make such reductions in the conversion price as it may in its discretion determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock shall not be taxable to its stockholders. If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distribution of evidence of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the conversion price of the Debentures is reduced or the conversion price of the Debentures is reduced other than in connection with certain anti-dilution adjustments, such a reduction may be considered as resulting in the distribution of a dividend to Holders for federal income tax purposes.

      A Holder who surrenders a Debenture (or portion thereof) for conversion between the close of business on a Regular Record Date and the next Interest Payment Date will receive interest on such Interest Payment Date with respect to such Debenture (or portion thereof) so converted through such Interest Payment Date. Subject to such payments in the event of conversion after the close of business on a Regular Record Date, no payment or adjustment shall be made upon any conversion on account of any interest accrued but unpaid on the Debentures surrendered for conversion.

      Subject to any applicable right of the Holders to cause the Company to purchase Debentures upon a Change of Control (as described below), in case of any consolidation or merger to which the Company is a party, other than a transaction in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation or other entity, there will be no adjustment of the conversion price, but each Holder will have the right thereafter to convert such Holder's Debentures into the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company with another corporation or other entity or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Debentures would thereafter be limited to converting the Debentures at the conversion price then in effect into the same amount of cash that such Holder would have received had such Holder converted the Debentures into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the principal amount of the Debentures.

      The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Stock, for the purpose of effecting conversions of Debentures, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Debentures.

Redemption

      Optional Redemption by the Company. The Debentures are not redeemable at the option of the Company prior to October 1, 1998. Thereafter, the Debentures will be redeemable at any time prior to maturity, at the option of the Company, in whole or from time to time in part, upon not less than 30 days' nor more than 60 days' prior notice of the redemption date, mailed by first class mail to each Holder's last address as it appears in the Debenture Register, at the Redemption Prices established for the Debentures, together with accrued but unpaid interest, if any, to the date fixed for redemption. The Redemption Prices for the Debentures (expressed as a percentage of the principal amount) shall be as follows:

                     After October 1,     Percentage

                        1998                105    %
                        1999                103.75
                        2000                102.50
                        2001                101.25

      Selection of Debentures Redeemed. If less than all the Debentures are to be redeemed, selection of the Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or, if the Debentures are not listed, on a pro rata basis by lot or by such method that complies with applicable legal requirements and that the Trustee considers fair and appropriate. The Trustee may select for redemption portions of the principal of Debentures that have a denomination larger than $1,000. Debentures and portions thereof will be redeemed in the amount of $1,000 or integral amounts of $1,000. The Trustee will make the selection from Debentures outstanding and not previously called for redemption.

Change of Control

      If a Change of Control occurs, the Company shall offer to repurchase each Holder's Debentures pursuant to an offer as described below (the "Change of Control Offer") at a purchase price equal to 100% of the principal amount of such Holder's Debentures, plus accrued but unpaid interest, if any, to the date of purchase. The Change of Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company.

      Under the Indenture, a "Change of Control" means the occurrence of any of the following events: (i) any person (as the term "person" is used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes the direct or indirect beneficial owner of shares of the Company's Capital Stock representing greater than 50% of the total voting power of all shares of Capital Stock of the Company entitled to vote in the election of directors under ordinary circumstances; (ii) the Company sells, transfers or otherwise disposes of all or substantially all of the assets of the Company; or (iii) during any period of two consecutive years (or, in the case this event occurs within the first two years after the date of issue of the Debentures, such shorter period as shall have commenced on the date of original issue), Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

      Within 30 days after any Change of Control, unless the Company has previously mailed a notice of optional redemption by the Company of all of the Debentures, the Company shall mail a notice of the Change of Control Offer to each Holder by first class mail at such Holder's last address as it appears on the Debenture Register stating: (i) that a Change of Control has occurred and that the Company is offering to repurchase all of such Holder's Debentures; (ii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma income, cash flow and capitalization of the Company after giving effect to such Change of Control); (iii) the repurchase price; (iv) the expiration date of the Change of Control Offer, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (v) the date such purchase shall be effected, which shall be no later than 30 days after expiration date of the Change of Control Offer; (vi) that any Debentures not accepted for payment pursuant to the Change of Control Offer shall continue to accrue interest; (vii) that, unless the Company defaults in the payment of the Change of Control Payment, all Debentures accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (viii) the name and address of the paying agent; (ix) that Debentures must be surrendered to the paying agent to collect the repurchase price; (x) any other information required by applicable law to be included therein; and
(xi) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have such Debentures repurchased.

      In the event that the Company is required to make a Change of Control Offer, the Company will comply with any applicable securities laws and regulations, including, to the extent applicable, Section 14(e), Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by the Company to purchase Debentures at the option of the Holders thereof.

      The Company, could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time. The Company's ability to create any additional Senior Indebtedness or additional Subordinated Indebtedness is limited as described in the Debentures and the Indenture although, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change in Control purchase price for all Debentures tendered by the Holders. A default by the Company on its obligation to pay the Change in Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

      Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Debentures. See "--Ranking."

Maintenance of Consolidated Net Worth

      The Company is required to maintain a Consolidated Net Worth of at least $18 million. The Indenture provides that if the Company's Consolidated Net Worth is less than $18 million at the end of any fiscal quarter, the Company is required to furnish to the Trustee an Officer's Certificate within 45 days after the end of such fiscal quarter (90 days after the end of any fiscal year) notifying the Trustee that the Company's Consolidated Net Worth has declined below $18 million. If, at any time or from time to time, the Company's Consolidated Net Worth at the end of each of any such two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to as a "Deficiency Date") is less than $18 million, then the Company shall, in each such event, no later than 50 days after each Deficiency Date (100 days if a Deficiency Date is also the end of the Company's fiscal year), mail to the Trustee and each Holder at such Holder's last address as it appears on the Debenture Register a notice (the "Deficiency Notice") of the occurrence of such deficiency, which shall include an offer by the Company (the"Deficiency Offer") to repurchase Debentures as described below. The Deficiency Notice shall state: (i) that a deficiency has occurred; (ii) that the Company is offering to repurchase 10% of the aggregate principal amount of Debentures originally issued (or such lesser amount as may be outstanding at the time of the Deficiency Notice) (the "Deficiency Repurchase Amount"); (iii) that the repurchase price shall be 100% of the principal amount of the Debentures repurchased plus accrued but unpaid interest, if any, to the date of purchase; (iv) the expiration date of the Deficiency Offer, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed; (v) the date such purchase shall be effected, which shall be no later than 20 days after expiration date of the Deficiency Offer; (vi) that Debentures not accepted for payment pursuant to the Deficiency Offer shall continue to accrue interest; (vii) that, unless the Company defaults in payment of the Deficiency Repurchase Amount, all Debentures accepted for payment pursuant to the Deficiency Offer shall cease to accrue interest after the Deficiency Payment Date; (viii) that if any Debenture is repurchased in part, a new Debenture or Debentures in principal amount equal to the unrepurchased portion will be issued;
(ix) the name and address of the paying agent; (x) that Debentures to be repurchased must be surrendered to the paying agent to collect the repurchase price; (xi) any other information required by applicable law to be included therein; and (xii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have such Debentures repurchased.

      The Company shall purchase the Deficiency Repurchase Amount of Debentures or, if less than the Deficiency Repurchase Amount has been delivered for repurchase, all Debentures delivered for repurchase in response to the Deficiency Offer. If the aggregate principal amount of Debentures delivered for repurchase exceeds the Deficiency Repurchase Amount, the Company will purchase the Debentures delivered to it pro rata (in $1,000 increments only) among the Debentures delivered based on principal amount. The Company will comply with all applicable securities laws and regulations in connection with each Deficiency Offer. In no event shall the failure to meet the minimum Consolidated Net Worth requirement set forth above at the end of any fiscal quarter be counted toward the making of more than one Deficiency Offer.

      The Company may credit against the principal amount of Debentures to be repurchased in any Deficiency Offer 100% of the principal amount (excluding premium) of Debentures acquired by the Company subsequent to the Deficiency Date through purchase (otherwise than pursuant to this provision or a Change of Control Offer), optional redemption, conversion or exchange and surrendered for cancellation.

      If a Consolidated Net Worth deficiency were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to purchase the Deficiency Repurchase Amount of Debentures. A default by the Company to so purchase the Deficiency Repurchase Amount of Debentures could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

      Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Debentures. See "--Ranking."

Ranking

      The payment of principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets, whether voluntary, involuntary or in receivership, bankruptcy, insolvency or similar proceedings, the holders of all Senior Indebtedness will be first entitled to receive payment in full of all amounts due or to become due thereon before any payment is made on account of principal of and premium, if any, and interest on the Debentures or on account of any other monetary claims under or in respect of the Debentures, and before any distribution is made to acquire any of the Debentures for any cash, property or securities. No payments on account of principal of and premium, if any, and interest on the Debentures shall be made if at the time thereof: (i) there is a default in the payment of all or any portion of the obligations under any Senior Indebtedness or (ii) there shall exist a default in any covenant with respect to the Senior Indebtedness (other than as specified in clause (i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Senior Indebtedness stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Senior Indebtedness to be accelerated, provided that no such default will prevent any payment on, or in respect of, the Debentures for more than 120 days unless the maturity of such Senior Indebtedness has been accelerated.

      The Holders will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior
Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Debentures.

      "Senior Indebtedness" is defined to mean the principal of and premium, if any, and interest on (a) the Debt of the Company or any of its Subsidiaries which is outstanding on the date of the Indenture and has been provided by a bank that is not an Affiliate of the Company or by any State or local government or agency thereof, (b) any Debt incurred after the date of the Indenture by the Company or any of its Subsidiaries which expressly states that it is senior in right of payment to the Debentures and is provided by a bank that is not an Affiliate of the Company, (c) any Debt, whether outstanding on the date of the Indenture or thereafter incurred, which evidences the Company's obligation to refund any progress payments or deposits to the United States or any foreign government or any instrumentality thereof or any prime contractor for any such government or instrumentality and (d) amendments, renewals, extensions, modifications and refundings of any such Debt, whether any such Debt described in (a), (b) or (c) is outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless in any case, the instrument creating or evidencing any such Debt pursuant to which the same is outstanding provides that such Debt is not superior in right of payment to the Debentures. The Company's ability to incur Senior Indebtedness after the date of the Indenture is limited. See "-- Certain Covenants of the Company - Limitation of Debt and Senior Indebtedness." Only indebtedness of the Company that is Senior Indebtedness will rank senior to the Debentures in accordance with the provisions of the Indenture. The Company has agreed that it will not issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt (other than Senior Indebtedness or Capitalized Lease Obligations) will be subordinate in right of payment to the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness. The Company has also agreed that it will not permit any of its Subsidiaries to issue or incur any Debt (other than Senior Indebtedness or Capitalized Lease Obligations) unless such Debt (other than Senior Indebtedness or Capitalized Lease Obligations) shall provide that such Debt (other than Senior Indebtedness or Capitalized Lease Obligations) will be subordinate in right of payment to distributions and dividends from such Subsidiary to the Company in an amount sufficient to satisfy the Company's obligations under the Debentures at least to the same extent the Debentures are subordinate to Senior Indebtedness. The Debentures are senior in right of payment to the Company's 1998 Debentures.

      The Debentures are unsecured obligations of the Company, and, accordingly, will rank pari passu with all trade debt and obligations of the Company and its Subsidiaries that arise by operation of law or are imposed by any judicial or governmental authority, except that any such trade debt or other obligation may be senior in right of payment to the Debentures to the extent the same is entitled to any security interest arising by operation of law.

      The Debentures are obligations exclusively of the Company, and the Debentures, as a practical matter, will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Subsidiaries. The right of the Company, and, therefore, the right of creditors of the Company (including Holders) to receive assets of any such Subsidiary upon the liquidation or reorganization of such Subsidiary or otherwise, as a practical matter, will be effectively subordinated to the claims of such Subsidiary's creditors, except to the extent the Company is itself recognized as a creditor of such Subsidiary or such other creditors have agreed to subordinate their claims to the payment of the Debentures, in which case the claims of the Company would still be subordinate to any secured claim on the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.


      At September 30, 1996, Senior Indebtedness (excluding current installments) was approximately $2.5 million and the indebtedness (excluding liability for income taxes) of the Company's subsidiaries was approximately $19.3 million. The Company expects that it will from time to time incur additional indebtedness constituting Senior Indebtedness.


Certain Covenants of the Company

      The Indenture contains, among others, the covenants summarized below, which are applicable (unless waived or amended) so long as any of the Debentures are outstanding.

      Limitation on Debt and Senior Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Debt (including Acquired Debt) or Senior Indebtedness other than Permitted Debt (as defined); provided, however, that the Company and, subject to the other limitations set forth herein, its Subsidiaries may incur Debt or Senior Indebtedness if the Debt to Operating Cash Flow Ratio of the Company and its Subsidiaries at the time of incurrence of such Debt, after giving pro forma effect thereto, is 6.5:1 or less; provided that any such Debt incurred by the Company that is not Senior Indebtedness shall have a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Debentures. Notwithstanding the foregoing, at any time the Debt to Operating Cash Flow Ratio of the Company exceeds 6.5:1, the Company will be permitted to incur additional Senior Indebtedness pursuant to lines of credit for working capital of up to $5 million.

      For purposes of the foregoing limitations "Permitted Debt" means
(i) Debt evidenced by the Debentures in an aggregate principal amount not to exceed $25.0 million, (ii) Debt owed by the Company to any wholly owned Subsidiary of the Company, (iii) Debt owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company, (iv) Debt owed to Leonard Newman pursuant to the Newman Agreement, (v) Capitalized Lease Obligations not in excess of an aggregate of $2 million at any one time outstanding, plus any Capitalized Lease Obligations from an acquisition outstanding on the date of such acquisition, (vi) performance bonds or letters of credit incurred in the ordinary course of business or in connection with government contracts, (vii) deferred income taxes as defined in accordance with GAAP, (viii) Debt constituting inter-company payables or receivables between or among the Company and its Subsidiaries incurred in the ordinary course of business or (ix) Refinancing Debt.

      A calculation of the Debt to Operating Cash Flow Ratio as required by this covenant shall be made, in each case, for the period of four full consecutive fiscal quarters next preceding the date on which Debt is proposed to be incurred ("Reference Period"). In addition, for purposes of the pro forma calculations required to be made above, (i)
(x) the amount of Debt to be incurred (plus all other Debt previously incurred during such Reference Period), and the amount (valued at its liquidation value and including any accrued but unpaid dividends) of Disqualified Stock to be issued (plus all other Disqualified Stock previously issued during such Reference Period) will be presumed to have been incurred or issued on the first day of such Reference Period and
(y) the amount of any Debt redeemed, refinanced or repurchased with the proceeds of the Debt referred to in clause (x) will be presumed to have been redeemed, refinanced or repurchased on the first day of such Reference Period, (ii) if any Asset Disposition occurred during such Reference Period, the calculations included in the computation of the Debt to Operating Cash Flow Ratio shall be adjusted to give effect to such Asset Disposition on a pro forma basis as if such Asset Disposition had occurred on the first day of such Reference Period, (iii) if an acquisition of a business or entity occurred during such Reference Period, the calculations included in the computation of the Debt to Operating Cash Flow Ratio will be adjusted to give effect to such acquisition on a pro forma basis as if such acquisition had occurred on the first day of such Reference Period and (iv) if such new Debt is being incurred in connection with an acquisition, no pro forma effect will be given to negative operating cash flow or losses attributable to the assets or business so acquired.

      Limitation on Additional Debt After Default. The Company will not, and will not permit any of its Subsidiaries to, incur any additional Debt (other than Permitted Debt) or Senior Indebtedness following the occurrence of an Event of Default (as defined below) unless such Event of Default (and all other Events of Default then pending) is cured or waived.

      Limitation on Preferred Stock. The Company will not, and will not permit any of its Subsidiaries to, issue any shares of Disqualified Stock.

      Limitation on Dividend Restrictions Affecting Subsidiaries. The Company may not, and may not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay to the Company dividends or make to the Company any other distribution on its Capital Stock, (b) pay any Debt owed to the Company or any of its Subsidiaries, (c) make loans or advances to the Company or any of the Company's Subsidiaries or (d) transfer any of its property or assets to the Company or any of its Subsidiaries, other than such encumbrances or restrictions existing or created under or by reason of (i) applicable law, (ii) the Indenture,
(iii) covenants or restrictions contained in any instrument governing Debt of the Company or any of its Subsidiaries existing on the date of the Indenture, (iv) customary provisions restricting subletting, assignment and transfer of any lease governing a leasehold interest of the Company or any of its Subsidiaries or in any license or other agreement entered into in the ordinary course of business, (v) any agreement governing Debt of a person acquired by the Company or any of its Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrances or restrictions are not applicable to any person, or the property or assets of any person, other than the person, or the property or assets of the person so acquired, (vi) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into in accordance with the terms of the Indenture for the sale or disposition of Capital Stock or property or assets of such Subsidiary, pending the closing of such sale or disposition, (vii) with respect to any Subsidiary, the terms of any contract with the United States or any foreign government or any instrumentality thereof or any prime contractor for any such contract pertaining to retention of funds by such Subsidiary equivalent to any progress payments or deposits made pursuant to such contract or (viii) any Refinancing Debt; provided, however, that the encumbrances or restrictions contained in the agreements governing any such Refinancing Debt shall be no more restrictive than the encumbrances or restrictions set forth in the agreements governing the Debt being refinanced as in effect on the date of the Indenture.

      Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to create, incur, assume or permit to exist any Lien (other than Permitted Liens) upon or with respect to any of the Property of the Company or any such Subsidiary, whether owned on the date of the Indenture or thereafter acquired, or on any income or profits therefrom, to secure any Debt which is pari passu with or subordinate in right of payment to the Debentures.

      Limitation on Restricted Payments and Investments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any distribution or dividend on or in respect of any class of its Capital Stock (except dividends or distributions payable by wholly owned Subsidiaries of the Company and dividends or distributions payable in Qualified Stock of the Company or in options, warrants or other rights to purchase Qualified Stock of the Company); (ii) purchase, repurchase, prepay, redeem, defease or otherwise acquire or retire for value (other than in Qualified Stock of the Company or in options, warrants or other rights to purchase Qualified Stock of the Company) any Capital Stock in the Company or any of its Subsidiaries (other than a wholly owned Subsidiary of the Company); (iii) make or permit any Subsidiary to make an Investment (other than Permitted Investments) in any of its or their Affiliates or any Related Person, or any payment on a guaranty of any obligation of any of its or their Affiliates or any Related Person (other than (a) of any wholly owned Subsidiary or (b) of any other Subsidiary in an amount equal to the amount of the obligation with respect to which such guaranty relates multiplied by the fraction whose numerator is the ownership percentage of such Subsidiary by the Company and its wholly owned Subsidiaries and whose denominator is 100%); or (iv) repay, prepay, redeem, defease, retire or refinance, prior to scheduled maturity or scheduled sinking fund payment, any other Debt which is pari passu with, or subordinate to, the Debentures (other than (x) by the payment of Qualified Stock of the Company or of options, warrants or other rights to purchase Qualified Stock of the Company or (y) up to $10.0 million aggregate principal amount of the 1998 Debentures) except, in the case of this clause (iv), if the proceeds used for such repayment, prepayment, redemption, defeasance, retirement or refinancing are generated from the issuance of Refinancing Debt (any such declaration, payment, distribution, purchase, repurchase, prepayment, redemption, defeasance or other acquisition or retirement or Investment referred to in clauses (i) through (iv) above being hereinafter referred to as a "Restricted Payment"); unless at the time of and after giving effect to a proposed Restricted Payment (the value of any such payment, if other than cash, as determined by the Board of Directors, including the affirmative vote of the Independent Directors, whose determination shall be conclusive and evidenced by a board resolution) (a) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing and, (b) the Company could incur an additional $1.00 of Debt pursuant to the first sentence under "Limitation on Debt and Senior Indebtedness" above.

      Limitation on Stock Splits, Consolidations and Reclassifications. The Company will not effect a stock split, consolidation or reclassification of any class of its Capital Stock unless (a) an equivalent stock split, consolidation or reclassification is simultaneously made with respect to each other class of Capital Stock of the Company and all securities exchangeable or exercisable for or convertible into any Capital Stock of the Company, and (b) after such stock split, consolidation or reclassification all of the relative voting, dividend and other rights and preferences of each class of Capital Stock of the Company are identical to those in effect immediately preceding such stock split, consolidation or reclassification. Notwithstanding the foregoing, the Company may combine its Class A Common Stock and Class B Common Stock into a single class of Common Stock, such that the holder of each share of Class A Common Stock or Class B Common Stock outstanding immediately prior to such combination shall, from and after such combination, be entitled to the same voting, dividend, liquidation and other rights and preferences with respect to such share as every other holder of Class A Common Stock or Class B Common Stock.

      Limitation on Sales of Assets and Subsidiary Stock. The Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition having a fair market value or resulting in gross proceeds to the Company or any such Subsidiary in excess of $1.0 million in any single transaction or series of related transactions or $5.0 million in the aggregate over the life of the Debentures, unless the Company or any such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined by the Board of Directors of the Company and evidenced by a board resolution) of the interests and assets subject to such Asset Disposition.

      Transactions with Related Persons. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with (a) any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) of the Exchange Act) at the time of such transaction, (b) any officer, director or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 20% or more of the outstanding voting securities of the Company as described in clause (a) above or (c) any Related Person unless such transaction or series of transactions (i) involves an amount of $250,000 or less or
(ii)(A) is on terms that are no less favorable to the Company or any such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party and (B)(x) if such transaction or series of related transactions involve aggregate payments in excess of $400,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction complies with clause
(ii)(A) above and such transaction or series of transactions is approved by a majority of the Board of Directors of the Company including the approval of each of the Independent Directors or (y) if such transaction or series of related transactions involve aggregate payments in excess of $1.5 million, the Company obtains an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm, appraisal firm or accounting firm, in each case of national standing. Notwithstanding the foregoing, this provision will not apply to (i) any transaction entered into between the Company and Subsidiaries of the Company (but excluding transactions with any Subsidiary of which more than 20% of the outstanding voting securities (as determined in accordance with Section 13(d) under the Exchange Act) are beneficially owned by Persons who are (a) officers, directors or employees of the Company, of any of its Subsidiaries or of any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) at the time of such transaction, (b) a beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or
(c) Related Persons), (ii) the payment of compensation and provision of benefits to officers and employees of the Company and loans and advances to such officers and employees in the ordinary course of business, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise (including the grant of stock options or similar rights to officers, employees and directors of the Company or any Subsidiary) pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or other benefit plans approved by the Independent Directors, (iii) the Newman Agreement and the Gross Agreement and (iv) transactions with any Person who is a director of the Company or of any of its Subsidiaries and, who is not (a) the beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or (b) an officer or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 20% or more of the outstanding voting securities of the Company at the time of such transaction.

      Limitation of Payments to Affiliates after Default. The Company shall not enter into any transaction with any Person who is an officer or director of the Company, or of any of its Subsidiaries, or of any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) at the time of such transaction (but excluding the Persons identified below) unless it is provided that the Company's monetary obligations with respect thereto are subordinate in right of payment to the Debentures at least to the same extent as the Debentures are subordinate to Senior Indebtedness. The Company shall not permit any of its Subsidiaries to enter into any transaction with any Person who is an officer or director of the Company, or of any of its Subsidiaries or of any beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) at the time of such transaction (but excluding the Persons identified below) unless it is provided that such Subsidiary's monetary obligations with respect thereto are subordinate in right of payment to distributions and dividends from such Subsidiary to the Company in an amount sufficient to satisfy the Company's obligations under the Debentures at least to the same extent that the Debentures are subordinate to Senior Indebtedness. Notwithstanding the foregoing, such limitation shall not apply to (i) the regular compensation payable to any person who is an employee of the Company, (ii) payments made pursuant to any pension or other plan made available to employees (including officers) of the Company and either existing on the date of the Indenture or thereafter approved by the Independent Directors, (iii) payments pursuant to the Newman Agreement or the Gross Agreement or (iv) any payment made to a director of the Company or of any of its Subsidiaries who is not (a) the beneficial owner of 20% or more of the outstanding voting securities of the Company (as determined in accordance with section 13(d) under the Exchange Act) or (b) an officer or employee of the Company, of any of its Subsidiaries or of any such beneficial owner of 20% or more of the outstanding voting securities of the Company at the time of such transaction.

Consolidation, Merger and Sale of Assets

      The Company, without the consent of the Holders of any of the Debentures, may consolidate with or merge into any other entity or convey, transfer, sell or lease its assets substantially as an entirety to any person or entity, provided that: (i) either (a) the Company is the continuing corporation or (b) the corporation or other entity formed by such consolidation or into which the Company is merged or the person or entity to which such assets are conveyed, transferred, sold or leased is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all obligations of the Company under the Debentures and the Indenture, (ii) immediately after and giving effect to such merger, consolidation, conveyance, transfer, sale or lease no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, under the Indenture shall have occurred and be continuing, (iii) upon consummation of such consolidation, merger, conveyance, transfer, sale or lease, the Debentures and the Indenture will be a valid and enforceable obligation of the Company or such successor and (iv) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease complies with the provisions of the Indenture.

Events of Default

      The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Debenture when due and payable at maturity, upon redemption, upon a Change of Control Offer, Deficiency Offer or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Debenture when due and payable, which failure continues for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform the other covenants of the Company in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture; (d) a default occurs (after giving effect to any applicable grace periods or any extension of any maturity date) in the payment when due of principal of and or acceleration of, any indebtedness for money borrowed by the Company or any of its Subsidiaries in excess of $1.0 million, individually or in the aggregate, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures may accelerate the maturity of all Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the then outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waivers."

      No Holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures shall have made written request, and offered indemnity satisfactory to the Trustee to institute such proceeding as trustee, (iii) the Trustee shall have failed to institute such proceeding within 60 days after the receipt of such notice and (iv) no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the then outstanding Debentures.

      The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modifications and Waivers

      Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Debentures held by persons other than Affiliates of the Company; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debenture affected thereby, (i) change the stated maturity of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of any Debenture or reduce the rate or extend the time of payment of interest on any Debenture, (iii) increase the conversion price (other than in connection with a reverse stock split as provided in the Indenture),
(iv) change the place or currency of payment of principal of, or premium or repurchase price, if any, or interest on, any Debenture, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture, (vi) adversely affect the right to exchange or convert Debentures, (vii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the Holders of which is necessary to modify or amend the Indenture, (viii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the Holders of which is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (ix) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders, (x) modify the provisions of the Indenture with respect to the right to require the Company to repurchase Debentures in a manner adverse to the Holders or (xi) modify the provisions of the Indenture with respect to the vote necessary to amend this provision.

      The Holders of a majority in aggregate principal amount of the outstanding Debentures held by persons other than Affiliates of the Company may, on behalf of all Holders, waive any past default under the Indenture or Event of Default, except a default in the payment of principal, premium, if any, or interest on any of the Debentures or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each outstanding Debenture.

Discharge of Indenture

      The Indenture provides that the Company may defease and be discharged from its obligations in respect of the Debentures while the Debentures remain outstanding (except for certain obligations to convert the Debentures into Common Stock, register the transfer, substitution or exchange of Debentures, to replace stolen, lost or mutilated Debentures and to maintain an office or agency and the rights, obligations and immunities of the Trustee), if all outstanding Debentures will become due and payable at their scheduled maturity within one year and the Company has irrevocably deposited, or caused to be deposited, with the Trustee (or another trustee satisfying the requirements of the Indenture), in trust for such purpose, (a) money in an amount, (b) U.S. Government Obligations (as defined below) which through the payment of principal, premium, if any, and interest in accordance with their terms will provide money in an amount, or (c) a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Debentures at maturity or upon redemption, together with all other amounts payable by the Company under the Indenture. Such defeasance will become effective 91 days after such deposit only if, among other things, (x) no Default or Event of Default with respect to the Debentures has occurred and is continuing on the date of such deposit or occurs as a result of such deposit or at any time during the period ending on the 91st day after the date of such deposit, (y) such defeasance does not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound, and (z) the Company has delivered to the Trustee (A) either a private Internal Revenue Service ruling or an opinion of counsel that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, (B) an opinion of counsel to the effect that the deposit shall not result in the Company, the Trustee or the trust being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (C) an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to a defeasance have been complied with. Notwithstanding the foregoing, the Company's obligations to pay principal, premium, if any, and interest on the Debentures shall continue until the Internal Revenue Service ruling or opinion of counsel referred to in clause (z) (B) above is provided.

Reports to Holders

      So long as the Company is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the Holders, it will nonetheless continue to furnish information under Section 13 of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

Governing Law

      The Indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such State's conflicts of law principles.

Information Concerning the Trustee

      The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their businesses.

Certain Definitions

      Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of other defined terms used in the Prospectus and not defined below.

      "Acquired Debt" of any specified person means Debt of any other person existing at the time such other person merged with or into or became a Subsidiary of such specified person, including Debt incurred in connection with, or in contemplation of, such other person becoming a Subsidiary of such specified person.

      "Affiliate" of any specified Person means (i) any other Person who, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For purpose of this definition, control of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling" or "controlled" have meanings correlative to the foregoing.

      "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Capital Stock of a Subsidiary, property or other asset (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries other than (i) any disposition by any Subsidiary of the Company to the Company or by the Company or any Subsidiary of the Company to a wholly owned Subsidiary of the Company, (ii) a disposition of property or assets in the ordinary course of business and (iii) any issuance or sale by the Company of its Capital Stock, including any disposition by means of a merger, consolidation or similar transaction.

      "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common or preferred equity (however designated) of such person, including, without limitation, partnership interests.

      "Capitalized Lease Obligation" means, with respect to any person for any period, an obligation of such person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such person as determined in accordance with GAAP.

      "Common Stock" as applied to the Capital Stock of any corporation, means the common equity (however designated) of such Person; and with respect to the Company, means the Common Stock, par value $.01 per share, or any successor class of common equity into which such common stock may thereafter be converted.

      "Consolidated Net Income" means, for any fiscal period, the Net Income or loss of the Company and its Subsidiaries as the same would appear on a consolidated statement of earnings of the Company for such fiscal period prepared in accordance with GAAP, provided that (i) any extraordinary gain (but not loss) and any gain (but not loss) on sales of assets outside the ordinary course of business, in each case together with any related provisions for taxes, realized during such period shall be excluded, (ii) the results of operations of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) Net Income attributable to any person other than a Subsidiary that is at least 50% owned by the Company shall be included only to the extent of the amount of cash dividends or distributions actually paid to the Company or a Subsidiary of the Company during such period, (iv) any extraordinary charge resulting from the repurchase of the Debentures shall be excluded and (v) the cumulative effect of a change in accounting principles based upon the implementation of a change required by the Financial Accounting Standards Board shall be excluded.

      "Consolidated Net Worth" means, for any fiscal period, the net stockholders' equity of the Company and its Subsidiaries as the same would appear on the consolidated balance sheet of the Company as at the end of such fiscal period prepared in accordance with GAAP.

      "Continuing Directors" means any member of the Board of Directors of the Company who (i) is a member of that Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

      "Current Market Price" means, when used with respect to any security as of any date, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported for consolidated transactions on the New York Stock Exchange or, if the security is not listed or admitted to trading on the New York Stock Exchange, as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if the security is not quoted by any such organization, the average of the closing bid and asked prices furnished by a New York Stock Exchange member firm selected by the Company. "Current Market Price" means, when used with respect to any Property other than a security as of any date, the market value of such Property on such date as determined by the Board of Directors of the Company in good faith, which shall be entitled to rely for such purposes on the advice of any firm of investment bankers or appraisers having familiarity with such Property.

      "Debt" of any person as of any date means and includes, without duplication, (i) the principal of and premium, if any, in respect of indebtedness of such person, contingent or otherwise, for borrowed money, including, without limitation, all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or interest therein or services, if and to the extent such indebtedness would appear as a liability (other than a liability for accounts payable and accrued expenses incurred in the ordinary course of business) upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, (ii) all obligations issued or contracted for as payment in consideration of the purchase by such person of the Capital Stock or substantially all of the assets of another person or as a result of a merger or a consolidation (other than any earn-outs or installment payments), (iii) all Capitalized Lease Obligations of such person, (iv) all obligations of such person in respect of letters of credit or similar instruments or reimbursement of letters of credit or similar instruments (whether or not such items would appear on the balance sheet of such person), (v) all net obligations of such person in respect of interest rate protection and foreign currency hedging arrangements, (vi) all guarantees by such person of items that would constitute Debt under this definition (whether or not such items would appear on such balance sheet), and (vii) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock, but only to the extent such obligations arise on or prior to January 1, 2004; provided, however, that Debt issued at a discount from par shall be treated as if issued at par. The amount of Debt of any person at any date shall be the outstanding balance on such date of all unconditional obligations as described above and the maximum determinable liability, upon the occurrence of the liability giving rise to the obligation, of any contingent obligations referred to in clauses (i), (iv), (vi) and (vii) above at such date.

      "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (i) (a) the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries as of such date on a consolidated basis plus (b) the aggregate par or stated value of all outstanding Preferred Stock of the Company and its Subsidiaries as reflected on the Company's most recent consolidated balance sheet prepared in accordance with GAAP (excluding any such Preferred Stock held by the Company or a wholly owned Subsidiary of the Company) or, if greater with respect to any class of Capital Stock which is Disqualified Stock, the aggregate redemption amount thereof as reflected on the Company's most recent consolidated balance sheet (excluding any such Disqualified Stock held by the Company or a wholly owned Subsidiary of the Company) to (ii) Operating Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis as set forth in the covenant "Limitation on Debt and Senior Indebtedness."

      "Disqualified Stock" means any Capital Stock which, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof or mandatorily (except to the extent that such exchange or conversion right cannot be exercised or such mandatory conversion cannot occur prior to January 1, 2004), is, or upon the happening of an event or the passage of time would be, (a) required to be redeemed or repurchased by the Company or any of its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due prior to January 1, 2004 or (b) exchangeable or convertible into debt securities of the Company or any of its Subsidiaries at the option of the holder thereof or mandatorily, except to the extent that such exchange or conversion right cannot be exercised or such mandatory conversion cannot occur on or prior to January 1, 2004.

      "GAAP" means, as of any date, generally accepted accounting principles in the United States and does not include any interpretations or regulations that have been proposed but that have not become effective.

      "Independent Directors" means directors that (i) are not 20% or greater stockholders of the Company or the designee of any such stockholder, (ii) are not officers or employees of the Company, any of its Subsidiaries or of a stockholder referred to above in clause (i),
(iii) are not Related Persons and (iv) do not have relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment in carrying out the responsibilities of the directors.

      "Investment" means any loan or advance to any person, any acquisition of any interest in any other person (including (i) with respect to a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock and any securities convertible or exchangeable for any of the foregoing, bonds, notes, debentures, loans or other securities or Debt of such other person and (ii) with respect to a partnership or similar person, any and all units, interests, rights to purchase, warrants, options, participations or other equivalents of or other partnership interests in (however designated) such person and any securities convertible or exchangeable for any of the foregoing), any capital contribution to any other person, or any other investment in any other person, other than (a) advances to officers and employees in the ordinary course of business, (b) creation of receivables in the ordinary course of business and (c) negotiable instruments endorsed for collection in the ordinary course of business.

      "Lien" means any mortgage, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      "Net Income" of any person means the net income (or loss) of such person, determined in accordance with GAAP, excluding, however, from the determination of Net Income any extraordinary gain (but not loss) and any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of a Subsidiary of such person.

      "Operating Cash Flow" means, with respect to the Company and its Subsidiaries for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus (i) extraordinary net losses and net losses on sales of assets other than in the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause (i) hereof, plus (iii) to the extent deducted in calculating Consolidated Net Income, Total Interest Expense of the Company and its Subsidiaries for such period, plus (iv) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges (excluding any such non-cash charges to the extent that they require an accrual of or reserve for cash charges for any future periods) were deducted in calculating such Consolidated Net Income (including amortization of goodwill and other intangibles).

      "Permitted Investments" means (i) Investments in the Company or in a Subsidiary of the Company; (ii) Investments by the Company or any Subsidiary of the Company in a person, if as a result of such Investment
(a) such person becomes or is a wholly owned Subsidiary of the Company or the Subsidiary making such Investment or (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, the Subsidiary making such Investment or a wholly owned Subsidiary of either the Company or such Subsidiary making such Investment (provided that any subsequent issuance or transfer of any interests or other transaction which results in any such wholly owned Subsidiary ceasing to be a wholly owned Subsidiary of the Company, the Subsidiary making such Investment or another wholly owned Subsidiary of either the Company or such Subsidiary making such Investment, or any subsequent transfer of such Permitted Investment (other than to the Company, the Subsidiary making such Investment or another wholly owned Subsidiary of either the Company or such Subsidiary making such Investment) shall be deemed for the purposes hereof to constitute the making of a new Investment by the maker thereof and therefore subject to a new determination of whether such Investment qualifies as a Permitted Investment); (iii) U.S. Government Obligations maturing within one year of the date of acquisition thereof; (iv) certificates of deposit maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $100,000,000; (v) repurchase agreements with respect to U.S. Government Obligations; and (vi) Investments in commercial paper rated at least A1 or the equivalent thereof by Standard & Poor's Corporation or P1 or the equivalent thereof by Moody's Investor Services, Inc. and maturing not more than 90 days from the date of the acquisition thereof.

      "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or
(b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) judgment or other similar Liens arising in connection with court proceedings, provided that (a) the execution or enforcement of each such Lien is effectively stayed within 30 days after entry of such judgment (or such judgment has been discharged within such 30 day period), the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted and the aggregate amount of the claims secured thereby does not exceed $1,000,000 at any time or (b) the payment of which is covered in full by insurance and the insurance company has not denied or contested coverage thereof; (v) Liens existing on property or assets of any entity at the time it becomes a Subsidiary or existing on property or assets at the time of the acquisition thereof by the Company or any of its Subsidiaries, which Liens were not created or assumed in contemplation of, or in connection with, such entity becoming a Subsidiary or such acquisition, as the case may be, and which attach only to such property or assets, provided that the Debt secured by such Liens is not thereafter increased; (vi) Liens incurred in connection with Capitalized Lease Obligations otherwise permitted under the Indenture; (vii) Liens securing Refinancing Debt, provided that such Liens only extend to the property or assets securing the Debt being refinanced, such Refinanced Debt was previously secured by similar Liens on such property or assets and the Debt or other obligations secured by such Liens is not increased; (viii) Liens securing the advance of progress payments or deposits made by the United States or any foreign government or any instrumentality thereof or any prime contractor for any such government or instrumentality and received by the Company in the ordinary course of its business; (ix) the Lien created by the Master Security Agreement between General Electric Capital Corporation and OMI Acquisition Corporation dated as of August 28, 1995; and (x) any other Liens existing on the date of the Indenture.

      "Preferred Stock" means, with respect to any person, Capital Stock of such person of any class or classes (however designated) which is preferred as to the payments of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over any other class of the Capital Stock of such person.

      "Property" of any person means all types of real, personal, tangible, intangible or mixed property owned by such person whether or not included on the most recent consolidated balance sheet of such person in accordance with GAAP.

      "Qualified Stock" means Capital Stock of the Company that is not Disqualified Stock.

      "Refinancing Debt" means Debt that refunds, refinances or extends any Debentures, or other Debt existing on the date of the Indenture or thereafter incurred by the Company or its Subsidiaries pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Debt is subordinated to the Debentures to the same extent as the Debt being refunded, refinanced or extended, if at all, (ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended, or (b) after the maturity date of the Debentures, (iii) the portion, if any, of the Refinancing Debt that is scheduled to mature on or prior to the maturity date of the Debentures has a Weighted Average Life to Maturity at the time such Refinancing Debt is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Debt being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Debentures, (iv) such Refinancing Debt is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Debt being refunded, refinanced or extended, plus customary fees and expenses associated with refinancing and (v) such Refinancing Debt is incurred by the same person that initially incurred the Debt being refunded, refinanced or extended, except that (a) the Company may incur Refinancing Debt to refund, refinance or extend Debt of any Subsidiary of the Company, and (b) any Subsidiary of the Company may incur Refinancing Debt to refund, refinance or extend Debt of any other wholly owned Subsidiary of the Company.

      "Related Person" means an individual related to an officer, director or employee of the Company or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin.

      "Subsidiary" of any person means a corporation or other entity a majority of whose Capital Stock with voting power, under ordinary circumstances, entitling holders of such Capital Stock to elect the board of directors or other governing body, is at the time, directly or indirectly, owned by such person and/or a Subsidiary or Subsidiaries of such person.

      "Total Interest Expense" means, for any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of capital leases, but excluding amortization of debt and Preferred Stock issuance costs).

      "U.S. Government Obligations" means non-callable (i) direct obligations (or certificates representing an ownership interest in such obligations) of the United States for which its full faith and credit are pledged and (ii) obligations of a person controlled or supervised by, and acting as an agency or instrumentality of, the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States.

      "Weighted Average Life to Maturity" means, when applied to any Debt or Preferred Stock or portions thereof (if applicable) at any date, the number of years obtained by dividing (i) the then outstanding principal amount or liquidation amount of such Debt or Preferred Stock or portions thereof (if applicable) into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by
(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form

      Except as set forth below, the Debentures were initially issued in the form of registered debentures in global form without coupons (each, a "Global Debenture"). The Global Debentures were deposited on the date of the closing of the sale of the Debentures (the "Closing Date") with, or on behalf of, the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository. Interests in the Global Debentures were available for purchase pursuant to the Debenture Offering only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"). The Debentures to be resold as set forth herein will be initially issued in global form (the "New Global Debentures").

      Debentures that were (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2),
(3) or (7) under the Securities Act (an "Institutional Accredited Investor"), who are not QIBs or to any other persons who are not QIBs or
(ii) issued as described below under "-- Certificated Debentures," were issued in registered form without coupons (the "Certificated Debentures").

      The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York,
(ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

      The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Debentures or New Global Debentures, the Depository will credit the accounts of Participants with an interest in the Global Debenture or New Global Debentures, as applicable, and (ii) ownership of the Debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Debentures or to pledge the Debentures as collateral will be limited to such extent.

      So long as the Depository or its nominee is the registered owner of the Global Debentures or the New Global Debentures, as the case may be, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Debentures represented by the Global Debentures or the New Global Debentures, as the case may be, for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Debentures or the New Global Debentures, as the case may be, will not be entitled to have Debentures represented by such Global Debentures or New Global Debentures, registered in their names, will not receive or be entitled to receive physical delivery of Certificated Debentures, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Debentures represented by a Global Debenture or a New Global Debenture, as the case may be, to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

      Accordingly, each holder owning a beneficial interest in a Global Debenture or a New Global Debenture, as the case may be, must rely on the procedures of the Depository and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a Holder under the Indenture or such Global Debenture or New Global Debenture. The Company understands that under existing industry practice, in the event the Company requests any action of Holders that is an owner of a beneficial interest in a Global Debenture or a New Global Debenture, as the case may be, desires to take any action that the Depository, as the Holder of such Global Debenture or New Global Debenture, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Debentures by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Debentures.

      Payments with respect to the principal of, premium, if any, and interest on any Debentures represented by a Global Debenture or a New Global Debenture, as the case may be, registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Debenture or a New Global Debenture, as the case may be, representing such Debentures under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures, including the Global Debentures or the New Global Debentures, as the case may be, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Debentures or the New Global Debentures, as the case may be, as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

Certificated Debentures

      If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in definitive form under the Indenture, then, upon surrender by the Depository of its Global Debentures or the New Global Debentures, as the case may be, Certificated Debentures will be issued to each person that the Depository identifies as the beneficial owner of the Debentures represented by the Global Debentures or the New Global Debentures, as the case may be. In addition, subject to certain conditions, any person having a beneficial interest in a Global Debenture or a New Global Debenture, as the case may be, may, upon request to the Trustee, exchange such beneficial interest for Certificated Debentures. Upon any such issuance, the Trustee is required to register such Certificated Debentures in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

      Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Debentures and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Debentures to be issued).

Registration Rights; Liquidated Damages

      The Company and the Initial Purchaser entered into the Registration Rights Agreement dated as of September 22, 1995. Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act (the "Shelf Registration Statement") to cover public resales of the Debentures by Holders and of the Common Stock issuable upon conversion of the Debentures by holders thereof, in each case who satisfy certain conditions relating to the providing of information in connection with the Shelf Registration Statement. The Company has agreed to use its reasonable best efforts to
(a) cause the Shelf Registration Statement to be filed with the Commission within 90 days after September 29, 1995 (the "Closing Date");
(b) cause the Shelf Registration Statement to be declared effective by the Commission within 150 days after the Closing Date; and (c) keep the Shelf Registration Statement effective until at least the third anniversary of the Closing Date or such shorter period that will terminate when all the shares of the Common Stock and the Debentures covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company has filed a Registration Statement of which this Prospectus is a part in compliance with its obligation under the Registration Rights Agreement to file a Shelf Registration Statement. Notwithstanding the foregoing, the Company will be permitted to suspend the use of the Shelf Registration Statement during certain periods under certain conditions.

      The Registration Rights Agreement provides that, if (i) the Shelf Registration Statement is not filed with the Commission or is not declared effective by the Commission within the time periods set forth above or (ii) at any time during which the Shelf Registration Statement is required to be kept effective, it shall cease to be effective (other than as a result of the effectiveness of a successor registration statement) and such effectiveness is not restored within 45 days thereafter (each such event referred to in clause (i) or (ii), a "Registration Default"), the Company will pay liquidated damages (the "Liquidated Damages") to each Holder of Debentures or holder of Class A Common Stock which are "restricted" securities under the Securities Act intended to be eligible for resale under the Shelf Registration Statement and who has complied with its obligations under the Registration Rights Agreement. During the first 90-day period immediately following the occurrence of a Registration Default, such Liquidated Damages shall be in an amount equal to $.05 per week per $1,000 principal amount of Debentures and $.01 per week per share (subject to adjustment in the event of stock splits or consolidations, stock dividends and the like) of Common Stock constituting restricted securities held by such person. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount and $.01 per week per share (subject to adjustment as set forth above) of Common Stock constituting restricted securities for each subsequent 90-day period until the applicable Registration Default is cured, up to a maximum amount of liquidated damages of $.20 per week per $1,000 principal amount of Debentures and $.04 per week per share (subject to adjustment as set forth above) of Common Stock constituting restricted securities. All accrued Liquidated Damages shall be paid by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of all Registration Defaults, the payment of Liquidated Damages will cease.

      In addition, for so long as the Debentures are outstanding and during any period in which the Company is not subject to the Exchange Act, the Company will provide to holders of Debentures and to prospective purchasers of the Debentures the information required by Rule 144A(d)(4) under the Securities Act. The Company will provide a copy of the Registration Rights Agreement to prospective investors upon request.

                     DESCRIPTION OF 1998 DEBENTURES

      The following summary describes certain provisions of the indenture governing the 1998 Debentures (the "1998 Indenture") and the 1998 Debentures. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 1998 Indenture and the form of the 1998 Debentures.


      The Company's 1998 Debentures were issued on August 1, 1983 in an aggregate principal amount of $25,000,000. As of February 4, 1997, $4,992,000 aggregate principal amount of the 1998 Debentures were outstanding. The 1998 Debentures are unsecured obligations of the Company which are subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. The 1998 Indenture does not contain any restrictions upon the incurrence of Senior Indebtedness or any other indebtedness by the Company or by any of its subsidiaries.


      The 1998 Debentures bear interest at a rate of 8-1/2% per annum payable semiannually on February 1 and August 1 of each year and mature on August 1, 1998. Mandatory sinking fund payments sufficient to retire $2.5 million principal amount of the 1998 Debentures annually, which commenced on August 1, 1990, are calculated to retire 80% of the issue prior to maturity. See "Capitalization."

      The 1998 Debentures are redeemable on not less than 30 days' notice at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount, plus accrued interest to the date of redemption. The 1998 Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Common Stock of the Company at a conversion price of $15.00 per share, subject to adjustment under certain conditions.

      The 1998 Indenture contains certain limitations on the Company's right to distribute dividends or purchase, redeem or otherwise acquire or retire any of its capital stock and to merge or consolidate unless it meets the criteria set forth therein.

      Senior Indebtedness is defined in the 1998 Indenture to include the principal of (and premium, if any) and interest on (a) all indebtedness of the Company, whether outstanding on the date of the 1998 Indenture or thereafter created, incurred, assumed or guaranteed, for borrowed money (other than the 1998 Debentures), whether short-term or long-term and whether secured or unsecured (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by the Company for money), (b) indebtedness incurred by the Company in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by the Company or another person) of any business, real property or other assets (except assets acquired in the ordinary course of the conduct of the acquirer's usual business), (c) guarantees by the Company of indebtedness for borrowed money, whether short-term or long-term and whether secured or unsecured, of any corporation in which the Company owns, directly or indirectly, 50% or more of the stock having general voting power and (d) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee, unless in each case by the terms of the instrument creating or evidencing such indebtedness, obligation or guarantee or such renewal, extension, refunding, deferral, restructuring, amendment or modification it is provided that such indebtedness, obligation or guarantee is not superior in right of payment of the 1998 Debentures.

                      DESCRIPTION OF CAPITAL STOCK

      On February 7, 1996, the Board of Directors of the Company approved and recommended for submission to the stockholders of the Company by a 6 to 1 vote, with Leonard Newman voting against such submission, the consideration and approval of an Amended and Restated Certificate of Incorporation (the "Restated Certificate"), which amended and restated the Company's certificate of incorporation (i) to effect a reclassification of each share of Class A Common Stock and each share of Class B Common Stock into one share of Common Stock, (ii) to provide that action by the stockholders may be taken only at a duly called annual or special meeting, and not by written consent and (iii) to provide that the stockholders of the Company would have the right to make, adopt, alter, amend, change or repeal the By-Laws of the Company only upon the affirmative vote of not less than 66 2/3% of the outstanding capital stock of the Company entitled to vote thereon.


      On March 26, 1996, the stockholders approved the Restated Certificate. The Restated Certificate was filed with the Secretary of State of the State of Delaware and became effective April 1, 1996. The authorized capital stock of the Company currently consists of 2,000,000 shares of Preferred Stock and 20,000,000 shares of Common Stock. As of February 4, 1997, there were 5,584,093 shares of Common Stock issued and outstanding (exclusive of 420,893 shares held in treasury). No shares of Preferred Stock have been issued. All outstanding shares of Common Stock are fully paid and nonassessable.


Preferred Stock

      The Restated Certificate authorizes 2,000,000 shares of Preferred Stock each having a par value of $10 per share. Subject to applicable law, the Board may issue, in its sole discretion, shares of Preferred Stock without further stockholder action by resolution at the time of issuance. The Preferred Stock may be issued in one or more series and may vary as to the designation and number of shares in such series, the voting power of the holders thereof, the dividend rate, the redemptive terms and prices, the voluntary and involuntary liquidation preferences, the conversion rights and the sinking fund requirements, if any, of such series. The Board, however, may not create any series of Preferred Stock with more than one vote per share.

Common Stock

      Voting Rights. As a result of the Reclassification, all holders of Common Stock have the same preferences, rights, powers and qualifications, including one vote for each share of Common Stock held.

      The Board was previously divided into two classes; Class A Directors and Class B Directors. The Class A Directors were divided into three classes serving staggered terms, the Class A-I Directors, the Class A-II Directors and the Class A-III Directors. As a result of the Reclassification, the Board is no longer divided into Class A Directors and Class B Directors. The directors who, as of the effective date of the Reclassification, were designated as Class A-I Directors, Class A-II Directors and Class A-III Directors are now designated as Class I Directors, Class II Directors and Class III Directors, respectively, and will continue to serve out their respective terms. Each of the former Class B Directors was appointed to serve as either a Class I Director, Class II Director or Class III Director. Each class of directors will consist of as nearly an equal number of directors as possible. At each annual meeting beginning with the 1996 Annual Meeting, one class of directors will be elected to succeed those whose terms expire by all record holders of the Common Stock as of the date of determination, with each new director to serve a three-year term.

      In General. Holders of Common Stock have no redemption or preemptive rights and are not liable for further calls or assessments. Holders of Common Stock will be entitled, after satisfaction of the Company's liabilities and payment of the liquidation preferences, if any, of any outstanding shares of Preferred Stock, to share the remaining assets of the Company, if any, equally in proportion to the number of shares held.

      Subject to the rights of holders of Preferred Stock, if any, and subject to other provisions of the Restated Certificate, holders of Common Stock are entitled to receive such dividends and other distributions in cash, property or shares of stock of the Company as may be declared from time to time by the Board in its discretion from any assets of the Company legally available therefor.


      Transfer Agent and Registrar. Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, is the transfer agent and the registrar of the Common Stock.


                          PLAN OF DISTRIBUTION

      The Company will not receive any of the proceeds from this offering. The Selling Security Holders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time on terms to be determined at the times of such sales. The Debentures and shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, any of the Selling Security Holders may from time to time offer the Debentures or shares of Common Stock through underwriters, including the Initial Purchaser, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Security Holders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. There is no assurance that the Selling Security Holders will sell any or all of the Debentures or shares of Common Stock offered hereby. The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriter and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

      To comply with the securities laws of certain states, if applicable , the Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition in certain states the Debentures and shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      The Debentures were originally sold to the Initial Purchaser on September 29, 1995 in a private placement (including the over-allotment option for $5,000,000 aggregate principal amount of the Debentures which was exercised on November 3, 1995) at a purchase price of 95% of their principal amount. The Company agreed to indemnify the Initial Purchaser against certain liabilities in connection with the offer and sale of the Debentures, including liabilities under the Securities Act, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof.

      The Company will pay substantially all expenses incident to the offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees. The Company and the Selling Security Holders have agreed to indemnify each other against certain liabilities arising under the Securities Act. In addition, any underwriter utilized by the Selling Security Holders may be indemnified against certain liabilities, including liabilities under the Securities Act. See "Selling Security Holders."

      Prior to this offering there has not been any public market for the Debentures and there can be no assurance regarding the future development of a market for the Debentures. The Debentures and the shares of Common Stock which are issuable upon conversion of the Debentures are listed on the AMEX. The Debentures are eligible for trading in the PORTAL Market; however, no assurance can be given as to the liquidity of, or trading market for, the Debentures. The Company has been advised by the Initial Purchaser that it intends to make a market in the Debentures. However, it is not obligated to do so and any market-making activities with respect to the Debentures may be discontinued at any time without notice. See "Description of the Debentures -- Registration Rights; Liquidated Damages." Accordingly, no assurance can be given as to the liquidity of or the trading market for the Debentures. See "Risk Factors -- Lack of Public Market for the Debentures; Restrictions on Resale."

                        SELLING SECURITY HOLDERS

      The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Security Holder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership or placement of Debentures or Common Stock, none of the Selling Security Holders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Security Holders.


                                                         Principal
                                            Principal     Amount
                                            Amount of     of De-      Percent
                                            Debentures    bentures    of Out-
                                           Beneficially    Being     standing
                   Name                       Owned      Registered  Debentures
------------------------------------------  -----------   ---------  ----------
BT Holdings................................ $1,650,000    $1,650,000      6.9%
Botta Trading Inc..........................    200,000       200,000       *
Calamos Asset Management Inc...............  2,692,000     2,692,000     11.3
Castle Convertible Fund Inc................    500,000       500,000      2.1
Catholic Mutual Relief Society of America..    250,000       250,000      1.0
CNA Income Shares, Inc.....................    250,000       250,000      1.0
Convertible Securities, Inc................  1,000,000     1,000,000      4.2
First Delta................................    200,000       200,000       *
First Pacific Advisers, Inc.1..............  4,500,000     4,500,000     18.9
Forest Fulcrum Ltd.........................    682,000       682,000      2.9
Forest Fulcrum Fund........................    222,000       223,000       1
Forest Performance Domestic Fund...........    125,000       125,000       *
Forest Performance Ltd.....................    125,000       125,000       *
Franklin Investors Securities
    Trust Convertible Securities Fund......    750,000       750,000      3.1
Hull Capital Corp..........................    200,000       200,000       *
ICI American Holdings......................    250,000       250,000      1.0
Laterman Strategies 90's L.P...............    270,000       270,000      1.1
Laterman & Co..............................    180,000       180,000       *
Nalco Chemical Retirement..................    100,000       100,000       *
Nesbitt Burns..............................    400,000       400,000      1.7
Noddings & Associates, Inc.................    320,000       320,000      1.3
Offshore Strategies Ltd....................    750,000       750,000      3.1
The Putnam Advisory Company, Inc.
  on behalf of Boston College
  Endowment................................    200,000       200,000       *
The Putnam Advisory Company, Inc.
  on behalf of New Hampshire
  Retirement System........................    525,000       525,000      2.2
The Putnam Advisory Company, Inc.
  on behalf of The Museum of
  Fine Art, Boston.........................     90,000        90,000       *
Putnam Convertible Income-Growth
  Trust....................................  1,850,000     1,850,000      7.7
Putnam Convertible Opportunities and
  Income Trust.............................    485,000       485,000      2.0
Putnam High Income Convertible
  and Bond Fund............................    600,000       600,000      2.5
Select Capital Management Inc..............    197,000       197,000       *
Soundshore Partners........................  1,321,000     1,321,000      5.5
State of Delaware..........................    400,000       400,000      1.7
United National Insurance Company..........    150,000       150,000       *
Winchester Convertible Plus Limited........  1,000,000     1,000,000      4.2
Zazove Convertible Fund, L.P...............  1,200,000     1,200,000      5.0
Zeneca Holdings............................    250,000       250,000      1
                                            -----------   -----------  --------
     Total................................. $23,884,000   $23,884,000    92.4%


--------
1*    Less than 1%.

      First Pacific Advisers, Inc. may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than ten percent of the Common Stock of the Company. Such information has been derived from statements on Schedule 13D and 13G filed with the SEC by First Pacific Advisers, Inc.


      Because the Selling Security Holders may sell all or some of the Debentures which they hold and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the aggregate amount of Debentures or shares of Common Stock that are to be offered hereby or that will be owned by the Selling Security Holders upon completion of this offering to which this Prospectus relates. Accordingly, the aggregate principal amount of Debentures offered hereby may decrease. In addition, the Selling Security Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures and shares of Common Stock issued upon conversion thereof since the date on which they provided the information regarding their Debentures and shares of Common Stock, in transactions exempt from the registration requirements of the Securities Act. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $25,000,000. See "Plan of Distribution."


                              LEGAL MATTERS


      Certain legal matters in connection with this offering will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. Mark N. Kaplan, a director and owner of 1,000 shares of the Common Stock of the Company, is a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP.


                                 EXPERTS


      The consolidated financial statements and consolidated financial statement schedule of the Company as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, have been incorporated by reference in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



      No person is authorized to give
any information or to make any
representation not contained or
incorporated by reference in this
Prospectus, and any information or
representation not contained or                     $25,000,000
incorporated by reference herein must
not be relied upon as having been
authorized by the Company or any
Underwriter.  This Prospectus does not          DIAGNOSTIC/RETRIEVAL
constitute an offer of any security                SYSTEMS, INC.
other than the registered securities to
which it relates or an offer to any
person in any jurisdiction where such
offer would be unlawful.  Neither the     9% Senior Subordinated Convertible
delivery of this Prospectus nor any sale           Debentures Due 2003
made hereunder shall, under any
circumstances, create any implication
that there has been no change in the
affairs of the Company since the date
hereof.
             -------------                            ---------------


           TABLE OF CONTENTS                            PROSPECTUS
                                                      --------------
                                  Page


Available Information................2
Incorporation of Certain Documents by
  Reference...........................
Prospectus Summary...................4
Risk Factors.........................8
Use of Proceeds.....................14
Business............................14
Description of the Debentures.....  27
Description of 1998 Debentures....  48               _________, 1997
Description of Capital Stock......  49
Plan of Distribution..............  51
Selling Security Holders..........  53
Legal Matters.....................  55
Experts...........................  55




PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


      The following table sets forth all expenses (other than underwriting discounts and commissions) payable by the Company in connection with the sale of the Debentures and the Common Stock being registered. All amounts (other than the registration fee) are estimated.

      Item                                                    Amount

      Securities and Exchange Commission registration fee $  8,620.69
      AMEX listing fee................................      22,500.00
      Blue Sky fees and expenses......................       2,500.00
      Accountants' fees and expenses..................     120,000.00
      Legal fees and expenses.........................     350,000.00
      Trustee's fees..................................      12,500.00
      Transfer agent and registrar fees and expenses..       2,500.00
      Miscellaneous...................................     106,379.31

           Total......................................    $625,000.00
                                                          ===========

-------------------------------------


Item 15.  Indemnification of Directors and Officers.


      Set forth below is a description of certain provisions of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the Amended and Restated Bylaws (the "Bylaws") of the Company and the General Corporation Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation, Bylaws, and the General Corporation Law of the State of Delaware.

      The Company's Restated Certificate of Incorporation provides that the Company shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

      Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date when such provision becomes effective.



Item 16.  Exhibits.


      Certain of the following exhibits, designated with an asterisk (*), have been previously filed and certain of the following exhibits, designated with two asterisks (**), are filed herewith. The exhibits not so designated have been previously filed with the Commission and are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits.



Exhibit No.                     Description

  *1.1     - Purchase Agreement, dated September 22, 1995
             between the Company and Forum Capital Markets
             L.P.

   3.1 - Restated Certificate of Incorporation of the Company [Registration Statement No.
             2-70062-NY, Amendment No. 1, Exhibit 2(a)]

   3.2     - Certificate of Amendment of the Restated
             Certificate of Incorporation of the
             Company, as filed July 7, 1983
             [Registration Statement on Form 8-A of the
             Company, dated July 13, 1983, Exhibit 2.2]

   3.3     - Composite copy of the Restated Certificate of
             Incorporation of the Company, as amended
             [Registration Statement No. 2-85238, Exhibit
             3.3]

  *3 .4    - Amended and Restated Certificate of
             Incorporation of the Company, as filed
             April 1, 1996

   3.5     - By-laws of the Company, as amended to November
             7, 1994 [Form 10-K, fiscal year ended March 31,
             1995, File No. 1-8533, Exhibit 3.4]

   3.6     - Certificate of Amendment of the Certificate of
             Incorporation of Precision Echo Acquisition
             Corp., as filed March 10, 1995 [Form 10-K, fiscal year ended March 31, 1995, File No.
             1-8533, Exhibit 3.5]

   3.7    -  Form of Advance Notice By-Laws of the Company
             [Form 10-Q, quarter ended December 31, 1995,
             File No. 1-8533, Exhibit 3]

  *3.8    -  Amended and Restated By-Laws of the Company, as
             of April 1, 1996

  *4.1    -  Indenture, dated as of September 22, 1995,
             between the Company and The Trust Company of New Jersey, as Trustee, in respect of the Company's 9% Senior Subordinated Convertible
             Debentures Due 2003

  *4.2    -  Form of 9% Senior Subordinated Convertible
             Debenture Due 2003 (included as part of Exhibit
             4.1)

  *4.3    -  Registration Rights Agreement, dated as of
             September 22, 1995 between the Company and
             Forum Capital Markets L.P.

   4.4 - Indenture, dated as of August 1, 1983, between the Company and Bankers Trust Company, as
             Trustee [Form 10-Q, quarter ended September 30,
             1983, File No. 1-8533, Exhibit 4.2]

   4.5 - Indenture of Trust, dated December 1, 1991, among Suffolk County Industrial Development
             Agency, Manufacturers and Traders Trust
             Company, as Trustee and certain bondholders
             [Form 10-K, fiscal year ended March 31, 1992,
             File No. 1-8533, Exhibit 4.2]

   4.6 - Reimbursement Agreement, dated December 1, 1991, among Photronics Corp., the Company and Morgan Guaranty Trust Company of New York [Form 10-K, fiscal year ended March 31, 1992, File No. 1-8533, Exhibit 4.3]

  *4.7    -  Registration Rights Agreement, dated as of
             March 27, 1996, by and between the Company and Palisade Capital Management L.L.C., acting as investment adviser to the accounts named therein

  *4.8    -  First Supplemental Indenture, dated as of April
             1, 1996, to Indenture, dated as of September
             22, 1995, between the Company and The Trust
             Company of New Jersey, as Trustee

   4.9 - First Supplemental Indenture, dated as of April 1, 1996, to the Indenture, dated as of August 1, 1983, between the Company and Bankers Trust Company, as Trustee [Registration Statement, File No. 333-04929]

  *5.1    -  Opinion of Skadden, Arps, Slate, Meagher &
             Flom LLP

 **23.1   -  Consent of KPMG Peat Marwick LLP

  *23.2   -  Consent of Skadden, Arps, Slate, Meagher &
             Flom LLP, contained in their opinion filed as
             Exhibit 5.1


  *24.1   -  Power of Attorney (included in signature page
             to Registration Statement)

  *25.1   -  Form T-1 Statement of Eligibility and
             Qualification of the Trustee under the Trust
             Indenture Act of 1939

------------------------
       *  Previously filed.
      **  Filed herewith.




Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold as of the termination of the offering.

The undersigned Registrant hereby undertakes that:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.


                    SIGNATURES AND POWER OF ATTORNEY


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on, February 7, 1997.

                                    DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.


                                    By: /s/ Mark S. Newman
                                       __________________________________
                                       Mark S. Newman
                                       Chairman of the Board, President,
                                       and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                            Date


/s/ Mark S. Newman        President, Chief Executive       February 7, 1997
______________________    Officer, Chairman of the
Mark S. Newman            Board and Director (Principal
                          Executive Officer)

/s/ Nancy R. Pitek        Vice President - Finance,        February 7, 1997
_______________________   Treasurer and Secretary
Nancy R. Pitek            (Principal Financial
                          Officer and Principal
                          Accounting Officer)

          *               Vice President, President of     February 7, 1997
_______________________   Precision Echo and Director
Stuart F. Platt

          *               Director                         February 7, 1997
_______________________
Leonard Newman

          *               Director                         February 7, 1997
_______________________
Theodore Cohn

          *               Director                         February 7, 1997
_______________________
Donald C. Fraser

          *               Director                         February 7, 1997
________________________
Mark N. Kaplan

          *               Director                         February 7, 1997
________________________
Jack Rachleff


*By /s/Mark S. Newman
    _____________________
    Mark S. Newman
    Attorney-in-Fact


                              EXHIBIT INDEX

      Certain of the following exhibits, designated with an asterisk (*), have been previously filed and certain of the following exhibits, designated with two asterisks (**), are filed herewith. The exhibits not so designated have been previously filed with the Commission and are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits.


                                                                     Page No.
Exhibit No.                     Description                       in This Filing

Exhibit No.                           Description                Page No.
                                                              in This Filing

  *1.1     - Purchase Agreement, dated September 22, 1995
             between the Company and Forum Capital Markets
             L.P.

   3.1 - Restated Certificate of Incorporation of the Company [Registration Statement No.
             2-70062-NY, Amendment No. 1, Exhibit 2(a)]

   3.2     - Certificate of Amendment of the Restated
             Certificate of Incorporation of the
             Company, as filed July 7, 1983
             [Registration Statement on Form 8-A of the
             Company, dated July 13, 1983, Exhibit 2.2]

   3.3     - Composite copy of the Restated Certificate of
             Incorporation of the Company, as amended
             [Registration Statement No. 2-85238, Exhibit
             3.3]

  *3 .4    - Amended and Restated Certificate of
             Incorporation of the Company, as filed
             April 1, 1996

   3.5     - By-laws of the Company, as amended to November
             7, 1994 [Form 10-K, fiscal year ended March 31,
             1995, File No. 1-8533, Exhibit 3.4]

   3.6     - Certificate of Amendment of the Certificate of
             Incorporation of Precision Echo Acquisition
             Corp., as filed March 10, 1995 [Form 10-K, fiscal year ended March 31, 1995, File No.
             1-8533, Exhibit 3.5]

   3.7    -  Form of Advance Notice By-Laws of the Company
             [Form 10-Q, quarter ended December 31, 1995,
             File No. 1-8533, Exhibit 3]

  *3.8    -  Amended and Restated By-Laws of the Company, as
             of April 1, 1996

  *4.1    -  Indenture, dated as of September 22, 1995,
             between the Company and The Trust Company of New Jersey, as Trustee, in respect of the Company's 9% Senior Subordinated Convertible
             Debentures Due 2003

  *4.2    -  Form of 9% Senior Subordinated Convertible
             Debenture Due 2003 (included as part of Exhibit
             4.1)

  *4.3    -  Registration Rights Agreement, dated as of
             September 22, 1995 between the Company and
             Forum Capital Markets L.P.

   4.4 - Indenture, dated as of August 1, 1983, between the Company and Bankers Trust Company, as
             Trustee [Form 10-Q, quarter ended September 30,
             1983, File No. 1-8533, Exhibit 4.2]

   4.5 - Indenture of Trust, dated December 1, 1991, among Suffolk County Industrial Development
             Agency, Manufacturers and Traders Trust
             Company, as Trustee and certain bondholders
             [Form 10-K, fiscal year ended March 31, 1992,
             File No. 1-8533, Exhibit 4.2]

   4.6 - Reimbursement Agreement, dated December 1, 1991, among Photronics Corp., the Company and Morgan Guaranty Trust Company of New York [Form 10-K, fiscal year ended March 31, 1992, File No. 1-8533, Exhibit 4.3]

  *4.7    -  Registration Rights Agreement, dated as of
             March 27, 1996, by and between the Company and Palisade Capital Management L.L.C., acting as investment adviser to the accounts named therein

  *4.8    -  First Supplemental Indenture, dated as of April
             1, 1996, to Indenture, dated as of September
             22, 1995, between the Company and The Trust
             Company of New Jersey, as Trustee

   4.9 - First Supplemental Indenture, dated as of April 1, 1996, to the Indenture, dated as of August 1, 1983, between the Company and Bankers Trust Company, as Trustee [Registration Statement, File No. 333-04929]

  *5.1    -  Opinion of Skadden, Arps, Slate, Meagher &
             Flom LLP

 **23.1   -  Consent of KPMG Peat Marwick LLP

  *23.2   -  Consent of Skadden, Arps, Slate, Meagher &
             Flom LLP, contained in their opinion filed as
             Exhibit 5.1


  *24.1   -  Power of Attorney (included in signature page
             to Registration Statement)

  *25.1   -  Form T-1 Statement of Eligibility and
             Qualification of the Trustee under the Trust
             Indenture Act of 1939


-------------------
      *     Previously filed.
      **    Filed herewith.